 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
AT HOME GROUP INC.
at
$37.00 Net Per Share
by
Ambience Merger Sub, Inc.,
an indirect wholly-owned subsidiary of
Ambience Parent, Inc., an affiliate of
Hellman & Friedman Capital Partners IX, L.P. and Hellman & Friedman Capital Partners X, L.P.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 20, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
The Offer (as defined herein) is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2021 (as the same may be amended, the “Merger Agreement”), by and among At Home Group Inc., a Delaware corporation (“At Home” or the “Company”), Ambience Parent, Inc., a Delaware corporation (“Parent”), and Ambience Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub” or “Purchaser”). The Merger Agreement amends and restates that certain Agreement and Plan of Merger, dated as of May 6, 2021 (the “Original Merger Agreement”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of At Home (collectively, the “Shares”) in cash at a price per Share of $37.00, net to the holder of such Shares, without interest and subject to any applicable withholding Taxes (such amount or any amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” Pursuant to the Merger Agreement, following the consummation of the Offer, Purchaser will merge with and into At Home (the “Merger”), with At Home surviving the Merger on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, each outstanding Share (other than certain Shares specified in the Merger Agreement) will be converted into the right to receive the Offer Price.
The board of directors of At Home (the “At Home Board”) duly established a special committee of the At Home Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, analyze, evaluate, recommend or not recommend any proposed transaction involving At Home, and, if applicable, oversee and negotiate the terms of a definitive agreement with respect to any such transaction and recommend a definitive agreement reflecting the terms of the transactions contemplated thereby for adoption and approval by the At Home Board.
Following careful consideration, acting upon the unanimous recommendation of the Special Committee, the At Home Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of At Home and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, and (iv) recommended that At Home’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Purchaser and any other “affiliate” (as defined in Section 251(h) of the DGCL) of Merger Sub of at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date (as defined in the Merger Agreement), but excluding any Shares held in treasury by At Home as of the expiration of the Offer or any other Shares acquired by At Home prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of At Home options), and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of At Home’s stockholders will be required to adopt the Merger Agreement or consummate the Merger.
The Offer is conditioned upon, among other things:
(i)   there being validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn as of one minute after 11:59 p.m. New York City time on July 20, 2021 (the “Expiration Date,” unless extended by Purchaser in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares owned by Merger Sub or its “affiliates” (as defined in Section 251(h) of the DGCL), equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of At Home options) (the “Minimum Condition”);
(ii)   there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the “Transactions”);
(iii)   the absence of a material adverse effect on the Company occurring after the date of the Original Merger Agreement; and
(iv)   the absence of a termination of the Merger Agreement in accordance with its terms.
The Offer is also subject to other conditions described in Section 15 — “Certain Conditions of the Offer.” The Minimum Condition may be amended or waived by Purchaser only with the prior written consent of At Home on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
No appraisal rights are available in connection with the Offer. However, if Purchaser accepts Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the Merger Consideration (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.
A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
* * * * *
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Innisfree M&A Incorporated, as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET
Purchaser, an indirect wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding common stock of At Home at a price of $37.00 per Share, net to the holder of such Shares in cash, without interest and subject to any applicable withholding Taxes, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. The following are some questions you, as a stockholder of At Home, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.
Securities Sought	All outstanding shares of common stock, par value $0.01 per share, of At Home Group Inc., a Delaware corporation.
Price Offered Per Share	$37.00 per share, net to the holder of such shares in cash, without interest and subject to any applicable withholding taxes.
Scheduled Expiration of Offer	One minute after 11:59 p.m., New York City time, on July 20, 2021, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Purchaser	Ambience Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent. Parent is indirectly controlled by Hellman & Friedman Capital Partners IX, L.P. and Hellman & Friedman Capital Partners X, L.P.
At Home Board’s Recommendation	Acting upon the unanimous recommendation of the At Home Special Committee, the At Home Board has unanimously recommended that the stockholders of the Company tender their Shares in the Offer.
Who is offering to buy my Shares?
Ambience Merger Sub, Inc., an indirect wholly-owned subsidiary of Ambience Parent, Inc., is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of consummating the transactions contemplated by the Merger Agreement. Parent is indirectly controlled by Hellman & Friedman Capital Partners IX, L.P. and Hellman & Friedman Capital Partners X, L.P. (together with their affiliates, “H&F”). See the “Introduction” and Section 8 — “Certain Information Concerning Parent and Purchaser.”
How many Shares are you offering to purchase in the Offer?
We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire all of the equity interests in At Home. If the Offer is consummated, then Purchaser will merge with and into At Home as promptly as practicable after consummation of the Offer, with At Home as the surviving corporation following the Merger. Upon consummation of the Merger, At Home would be an indirect wholly owned subsidiary of Parent.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $37.00 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the holder of record of your Shares and you tender them to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses to do so. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer,” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes, Parent, Purchaser and At Home have entered into an Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2021 (as the same may be amended, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into At Home (the “Merger”). If the Minimum Condition (as defined in Section 15 — “Certain Conditions of the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as promptly as practicable pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by the At Home stockholders.
What are the most significant conditions to the Offer?
Our obligation to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:
•
there being validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn as of the Expiration Date (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares owned by Merger Sub or its “affiliates” (as defined in Section 251(h) of the DGCL), equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of At Home options) (the “Minimum Condition”);

•
there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Transactions;

•
the absence of a material adverse effect on the Company occurring after the date of the Original Merger Agreement; and

•
the absence of a termination of the Merger Agreement in accordance with its terms.

The Offer is also subject to a number of other conditions. We can waive certain of the conditions to the Offer without the consent of At Home. We cannot, however, waive or amend the Minimum Condition without the consent of At Home. See Section 15 — “Certain Conditions of the Offer.”
Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer and to consummate the Merger and the other Transactions?
Yes. We estimate that we will need approximately $2.7 billion to purchase all of the Shares pursuant to the Offer, to complete the Merger (which estimate includes payment in respect of vested restricted stock unit awards and options granted under At Home’s Equity Plans), to pay estimated related transaction fees and expenses and to repay certain indebtedness of At Home. The H&F Entities (as defined herein) have provided Parent with an equity commitment letter, pursuant to which the H&F Entities have agreed to contribute to Parent up to $1.513 billion to purchase equity securities of Parent, subject to the satisfaction of certain customary conditions set forth in the equity commitment letter. In addition, Parent has entered into a commitment letter pursuant to which the debt financing sources thereunder have committed to provide to Purchaser up to $1.8 billion of debt financing, subject to the terms and conditions set forth in the debt commitment letter. Parent will contribute or otherwise advance to Purchaser the net proceeds from the H&F Entities’ equity investment (which is expected to be less than the amount of the equity commitment letter in light of debt financing being arranged by Parent and Purchaser), which, taken together with the proceeds of debt financing arranged by Parent and Purchaser, will be sufficient to purchase all of the Shares in the Offer and complete the Merger and related refinancing transactions, and to pay related transaction fees and expenses. See Section 9 — “Source and Amount of Funds.”
The Offer is not conditional upon Parent and/or Purchaser obtaining third party debt financing, however At Home has agreed in the Merger Agreement to use its reasonable best efforts to take certain actions to assist Parent and Purchaser obtain third party debt financing. See Section 11 — “The Merger Agreement; Other Agreements.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
We do not think that Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all issued and outstanding Shares solely for cash;

•
the Offer is not subject to any financing condition;

•
we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger; and

•
if Purchaser consummates the Offer, Purchaser will acquire all of the remaining outstanding Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute after 11:59 p.m., New York City time, on July 20, 2021 to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within two NYSE (as defined below) trading days. Shares delivered by a Notice of Guaranteed Delivery will not be counted by Purchaser toward the satisfaction of the Minimum Condition; therefore it is preferable for Shares to be tendered by the other methods described herein. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.
Can the Offer be extended and under what circumstances can or will the Offer be extended?
In some cases, we are required to extend the Offer beyond its initial Expiration Date. If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. We (i) may, in our discretion (and without the consent of the Company), extend the Offer beyond its then-scheduled Expiration Date on one or more occasions, for additional periods of up to ten (10) business days per extension (or such longer period as the parties may mutually agree in writing), if any Offer Condition is not satisfied to enable such Offer Condition to be satisfied, (ii) shall extend the Offer beyond its then-scheduled Expiration Date, upon the Company’s request, on up to four (4) occasions, for an additional period of up to five (5) business days per extension (or such longer period as the parties may mutually agree in writing), if any Offer Condition is not satisfied to enable such Offer Condition to be satisfied, and (iii) shall extend the Offer from time to time for the minimum period required by any law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the New York Stock Exchange (“NYSE”) applicable to the Offer. In addition if, as of the then-scheduled Expiration Date, (x) all of the Offer Conditions have been satisfied or waived and (y) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Acceptance Time, then we have the right to extend the Offer for one period of up to five (5) business days. In no event will we be required to extend our Offer beyond November 6, 2021 or, if earlier, the termination of the Merger Agreement in accordance with its terms. See Section 1 — “Terms of the Offer” for more details on our ability to extend the Offer.
Can the Offer be terminated?
Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not, and Parent shall cause Purchaser not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of At Home.
What will happen if the Merger Agreement is terminated before the Offer is accepted?
If the Merger Agreement is terminated in accordance with its terms, Purchaser shall, and Parent shall cause Purchaser to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 A.M. New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
How do I tender my Shares?
If you are the stockholder of record (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in “book entry” form in your name with At Home’s transfer agent), to tender your Shares you must deliver the certificates (if any) representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary, together with a completed Letter of Transmittal or an Agent’s Message, and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within two NYSE trading days. For the tender to be valid, however, the Depositary must receive the missing items within such two trading day period. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn pursuant to Section 14(d)(5) of the Exchange Act after August 19, 2021, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or nominee prior to the expiration of the Offer in a timely manner to arrange for the withdrawal of your Shares.

How do I withdraw previously tendered Shares?
To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, who must withdraw such Shares while you still have the right to do so. See Section 4 — “Withdrawal Rights.”
What does the At Home Board think of the Offer?
We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the At Home Special Committee and the At Home Board. Acting upon the unanimous recommendation of the At Home Special Committee, the At Home Board has unanimously determined the following:
•
it is fair to, advisable and in the best interests of At Home and its stockholders to enter into the Merger Agreement and consummate Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

•
approved the execution and delivery of the Merger Agreement by At Home, the performance by At Home of its covenants and other obligations under the Merger Agreement, and the consummation of the Offer and the Merger upon the terms and conditions set forth in the Merger Agreement;

•
agreed that the Merger will be effected under Section 251(h) of the DGCL; and

•
recommends that At Home stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with At Home.”
Do I have to vote to approve the Offer or the Merger?
No. Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If, following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by us or our affiliates equal at least a majority of the then-outstanding Shares and the other conditions of the Merger are satisfied or waived, assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of the Company. See Section 12 — “Purpose of the Offer; Plans for At Home.”
Upon successful consummation of the Offer, will At Home continue as a public company?
No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of At Home will be required in connection with the Merger. If the Merger takes place, At Home will no longer be publicly-owned or listed. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, unless you validly exercise appraisal rights in the manner described below, as a result of the Merger, you will have the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Shares will no longer be eligible to be traded on NYSE or any other securities exchange, there will not be a public trading market for the Shares, and At Home will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
Yes. So long as a sufficient number of Shares are tendered to satisfy the Minimum Condition in the Offer and the other conditions to the Offer and the Merger have been satisfied, then Purchaser will be merged with and into At Home. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept any Shares for purchase or consummate the Merger and we may not accept the Shares tendered without At Home’s consent. If the Merger takes place, Parent will own all of the Shares, and all remaining Shares outstanding immediately prior to the Effective Time (other than certain Shares specified in the Merger Agreement) will be converted into the right to receive $37.00 per Share in cash, net to the holder of such Shares in cash, without interest and subject to any applicable withholding Taxes. See the “Introduction.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. None of Purchaser, Parent or At Home are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with the applicable legal requirements will have appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand, and properly demand, appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Effective Time through the date of payment of the judgment upon the amount determined to be the fair value. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving corporation in the Merger (the “Surviving Corporation”) may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series entitled to appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. A copy of Section 262 of the DGCL has been filed as Annex A to At Home’s Solicitation/Recommendation Statement on Schedule 14D-9. See Section 12 — “Purpose of the Offer; Plans for At Home.”
If I decide not to tender, how will the Offer affect my Shares?
If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the Shares outstanding prior to the Effective Time (other than certain Shares specified in the Merger Agreement) will at the Effective Time be converted into the right to receive the Offer Price without interest and subject to any applicable withholding taxes. Therefore, if the Merger takes place, the principal difference to you between tendering your Shares and not tendering your Shares is that if you tender your Shares, you will be paid earlier and no appraisal rights will be available. Because the Merger will be effected under Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of At Home will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there no longer will be any public trading market for the Shares. Also, At Home will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
On June 15, 2021, the last trading day prior to execution of the Merger Agreement, the closing price of a share of At Home’s common stock reported on NYSE was $35.71 per share. On May 4, 2021, the last trading day prior to media speculation regarding a possible transaction before the Original Merger Agreement was executed, the closing price of a share of At Home’s common stock reported on NYSE was $30.67. The Offer Price represents a significant premium of approximately 21% to the May 4, 2021 closing price and approximately 28% to the 30-day volume weighted average share price of At Home’s common stock as of May 4, 2021. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
Are there any compensation arrangements between H&F and At Home’s executive officers or other key employees?
As of the date of this Offer to Purchase, Lewis L. Bird III, the Company’s Chief Executive Officer, has entered into a term sheet and amendment thereto (together, the “Term Sheet”) with Parent, outlining the material terms of employment and equity compensation arrangements for Mr. Bird with Parent and its subsidiaries following the closing of the Merger. Certain other members of At Home’s current management have engaged in preliminary discussions with H&F regarding employment and equity compensation arrangements with Parent and its subsidiaries following the closing of the Merger, but such members of management have not, as of the date of this Offer to Purchase, entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding such matters. Further discussions between H&F, Parent and members of At Home’s senior management with respect to such matters, including post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the Offer and the Merger. In addition, prior to the closing of the Offer and the Merger, H&F and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of At Home with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger. See Section 12 — “Purpose of the Offer; Plans for At Home.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $37.00 per Share in cash, without interest and subject to any applicable withholding taxes, promptly following acceptance of the Offer. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What will happen to my equity awards in the Offer and the Merger?
Stock options to purchase Shares (“Company Stock Options”), restricted stock unit awards in respect of Shares (“Company RSU Awards”), and performance stock unit awards in respect of Shares (“Company PSU Awards”, and together with Company Stock Options and Company RSU Awards, “Company Equity Awards”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, in connection with the closing of the Merger, each outstanding Company Equity Award will be, as applicable: (i) cancelled and converted into cash consideration equal to $37.00 multiplied by the number of Shares subject to the equity award (in the case of Company PSU Awards, after giving effect to applicable performance-based vesting), less the applicable exercise price, with respect to any Company Stock Options, subject to any required tax withholdings, payable shortly after the closing of the Merger, or (ii) cancelled and converted into a restricted cash award (an “RCA”) in an amount in cash equal to the amount payable as calculated as described in the foregoing clause (i) for the applicable type of Company Equity Award, which RCA will be subject to generally the same terms and conditions (including vesting conditions and schedules) as applicable to the Company Equity Award from which such RCA was converted, subject to certain specified exceptions. Any Company Stock Options with a per share exercise price equal to or greater than $37.00 will be cancelled at the Effective Time for no consideration. See Section 11 — “The Merger Agreement; Other Agreements.”
What are the material United States federal income tax consequences of the Offer and the Merger?
If you are a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the

Merger will be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in such Shares exchanged therefor. Such gain or loss will generally be treated as a long-term capital gain or loss if you have held your Shares for more than one year at the time of the exchange. If you are a non-United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences”), you generally will not be subject to United States federal income tax with respect to the exchange of Shares for cash pursuant to the Offer or the Merger unless you have certain connections to the United States. See Section 5 — “Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
Who should I talk to if I have additional questions about the Offer?
You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (877) 687-1873. Banks and brokers may call collect at (212) 750-5833.

INTRODUCTION
To the Holders of Shares of Common Stock of At Home Group, Inc.:
Ambience Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Ambience Parent, Inc. (“Parent”), a Delaware corporation controlled by Hellman & Friedman Capital Partners IX, L.P. and Hellman & Friedman Capital Partners X, L.P. (together with their affiliates, “H&F”), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of At Home Group, Inc., a Delaware corporation (“At Home”), at a price of $37.00 per Share, net to the seller in cash, without interest and subject to any applicable withholding taxes (such amount or any amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at one minute after 11:59 p.m., New York City time, on July 20, 2021, unless the Offer is extended in accordance with the terms of the Merger Agreement (as defined below) (as may be so extended, the “Expiration Date”).
The Offer is being made pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2021 (as the same may be amended, the “Merger Agreement”), by and among Parent, Purchaser and At Home. The Merger Agreement provides that Purchaser will be merged with and into At Home (the “Merger”) with At Home continuing as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Parent (the “Surviving Corporation”). Pursuant to the Merger Agreement, at the Effective Time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than certain Shares specified in the Merger Agreement) will be converted into the right to receive $37.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements” which also contains a discussion of the treatment of At Home equity awards.
Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions. Parent or Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC, as depositary for the Offer (the “Depositary”), and Innisfree M&A Incorporated, as information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”
Following careful consideration and acting upon the unanimous recommendation of the At Home Special Committee, the At Home Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of At Home and its stockholders, (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (iv) recommended that At Home’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A more complete description of the At Home Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in At Home’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is being mailed to the stockholders of At Home with this Offer to Purchase.
The Offer is conditioned upon, among other things:
(i)   there being validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn prior to the Expiration Date (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)) a number of Shares which, together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of At Home options) (the “Minimum Condition”);
(ii)   there not being in effect immediately prior to the Expiration Date any law or order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the Transactions;
(iii)   the absence of a material adverse effect on the Company occurring after the date of the Original Merger Agreement; and
(iv)   the absence of a termination of the Merger Agreement in accordance with its terms.
The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of At Home. We cannot, however, waive the Minimum Condition without the consent of At Home. See Section 15 — “Certain Conditions of the Offer.”
At Home has advised Parent that, as of the close of business on June 18, 2021, there were 65,577,276 shares of common stock issued and outstanding. Assuming that no Shares are issued after June 18, 2021, a minimum of 32,788,639 Shares would need to be validly tendered and not withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer.
The Merger Agreement provides that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of At Home immediately prior to the Effective Time will be the officers of the Surviving Corporation.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power after the time Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer (the “Offer Acceptance Time”) to approve the Merger without the affirmative vote of any other stockholder of At Home pursuant to Section 251(h) of the DGCL. We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer. See Section 11 — “The Merger Agreement; Other Agreements.”
Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”
This Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The term “Expiration Date” means one minute after 11:59 p.m., New York City time, on July 20, 2021, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.
The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 — “Certain Conditions of the Offer.”
Purchaser is required to extend the Offer beyond its then-scheduled Expiration Date (i) for any period required by any law, rule, any interpretation or position of the SEC, the SEC staff or any rules and regulations of the New York Stock Exchange (“NYSE”) applicable to the Offer or (ii) for a period of up to five (5) business days (or such longer period as may be agreed to by the parties) on up to four (4) occasions at the request of At Home if any condition to the Offer is not met as of the then-scheduled Expiration Date. In no event will Purchaser be required to extend the Offer beyond November 6, 2021 or, if earlier, the termination of the Merger Agreement in accordance with its terms.
In addition, Purchaser may, without requiring the consent of At Home or any other person, extend the Offer for one or more periods of up to ten (10) business days each (or such longer period as we may agree to with At Home), if at the then-scheduled Expiration Date any of the conditions of the Offer have not been satisfied or waived by Purchaser. In addition if, as of the then-scheduled Expiration Date, (x) all of the conditions of the Offer have been satisfied or waived and (y) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Acceptance Time, we have the right to extend the Offer for up to one additional five (5) business days. In no event, however, may we extend our Offer beyond November 6, 2021 or permit such Offer to be outstanding following the termination of the Merger Agreement, without At Home’s prior written consent.
Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right:
(i)   to extend the Offer if any of the conditions set forth in Section 15 — “Certain Conditions of the Offer” have not been satisfied or waived by Purchaser,
(ii)   to waive any condition to the Offer (other than the Minimum Condition, which may only be waived with the consent of At Home) in its sole discretion, or
(iii)   to increase the Offer Price or otherwise amend the Offer in any respect that is not adverse to the holders of Shares and that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.
Purchaser may not, however, among other actions, reduce the Offer Price or change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, waive or amend the Minimum Condition, impose additional or different Offer conditions, amend or modify any of the Offer terms in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions, or provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act, in each case without the consent of At Home.
The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser’s rights pursuant to Section 15 — “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 AM through 12:00 midnight, New York City time.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder promptly pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, promptly after the termination of the Offer or withdrawal of such Shares, Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.
If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, on or before the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
If the Merger Agreement is terminated in accordance with its terms, Purchaser shall, and Parent shall cause Purchaser to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto, and Purchaser shall, and Parent shall cause Purchaser to, immediately return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable laws, all tendered Shares to the registered holders of such Shares.
At Home has provided Purchaser with At Home’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on At Home’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, payment for Shares accepted pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if applicable, the certificates evidencing such Shares (the “Share Certificates”) or, if the Shares are held via a book entry at The Depository Trust Company, (the “Book-Entry Transfer Facility”) confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Letter of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.
If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer at the Book Entry Transfer Facility, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares (if any) must be received by the Depositary at such address or, for Shares held via book entry at the Book-Entry Transfer Facility, such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. For any uncertificated Shares held of record by a person other than a clearing corporation as nominee, such Shares will only be deemed to have been tendered for the purposes of satisfying the Minimum Condition upon physical receipt of an executed Letter of Transmittal by the Depositary.
DTC Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:
i.
such tender is made by or through an Eligible Institution;

ii.
a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

iii.
if applicable, the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed “received” for the purpose of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.
The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer at the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

Appointment.   By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of At Home’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
Backup Withholding.   Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made to certain stockholders pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder who is a “U.S. person” as defined in the instructions to the Internal Revenue Service (“IRS”) Form W-9 must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, certain corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to U.S. federal backup withholding (currently imposed at a rate of 24%). All stockholders surrendering Shares pursuant to the Offer who are U.S. persons should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each stockholder who is not such a U.S. person must submit an appropriate and properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary or from the IRS website at: http://www.irs.gov/w8) certifying, under penalties of perjury, to such non-United States holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.
4.   Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 19, 2021, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.
For a withdrawal to be effective, a written transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.
Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Material United States Federal Income Tax Consequences.
The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty or any tax consequences (e.g. estate or gift tax) other than United States federal income taxation. This summary deals only with Shares held as capital assets, and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including, without limitation:
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a bank or other financial institution;

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a tax-exempt organization;

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a retirement plan or other tax-deferred account;

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a partnership, S corporation, or other pass-through entity (or an investor in a partnership, S corporation, or other pass-through entity);

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an insurance company;

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a mutual fund;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a regulated investment company;

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a real estate investment trust;

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a person who acquired Shares through the exercise of employee stock options, or in other compensatory transactions or who holds Shares that are subject to vesting restrictions;

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a United States Holder (as defined below) that has a functional currency other than the United States dollar;

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a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

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persons who own or owned (actually or constructively) more than 5% of our Shares (by vote or value) at any time during the five year period ending on the date of sale (or, if applicable, the Merger);

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a “controlled foreign corporation”;

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a “passive foreign investment company”;

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a United States expatriate and certain former citizens or long-term residents of the United States;

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any person who owns actually or constructively owns an equity interest in Parent or the Surviving Corporation;

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a holder of Shares that is required to accelerate the recognition of any item of gross income with respect to the Shares as a result of that income being recognized on an applicable financial statement; or

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any holder of Shares that exercises its appraisal rights pursuant to Section 262 of the DGCL.

This discussion also does not address any aspect of the alternative minimum tax or the tax consequences arising from the Medicare tax on net investment income. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares and does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.
United States Holders
For purposes of this discussion, the term “United States holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
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a citizen or resident of the United States;

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a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares
The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in such Shares exchanged therefor. A United States Holder’s adjusted tax basis in Shares will generally be equal to the cost of such Shares to the United States Holder, reduced (but not below zero) by any previous returns of capital. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if such United States Holder has held its Shares for more than one year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding Tax
Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid TIN and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary and Paying Agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Non-United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for United States federal income tax purposes).
Payments with Respect to Shares
Subject to the discussion under “Backup Withholding Tax” below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will be exempt from United States federal income tax unless:
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the gain is effectively connected with a trade or business of such non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-United States Holder in the United States), in which case (i) such non-United States Holder generally will be subject to United States federal income tax in the same manner as if it were a United States Holder, and (ii) if the non-United States Holder is a corporation, it may be subject to branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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such non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such non-United States Holder will be subject to tax at a flat rate of 30%(or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of such Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized during the same taxable year.

Backup Withholding Tax
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary and Paying Agent. Each non-United States Holder should complete, sign and provide to the Depositary and Paying Agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER OR THE MERGER (OR THE EXERCISE OF APPRAISAL RIGHTS) ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
6.   Price Range of Shares; Dividends.
The Shares are listed on the New York Stock Exchange under the symbol “HOME.” The following table sets forth for the indicated periods the high and low sales prices per share of At Home’s common stock as reported on NYSE. At Home has not declared or paid any dividends during the applicable periods.
	High	Low
Year Ended December 31, 2019:
First Quarter	$25.00	$17.13
Second Quarter	24.81	5.16
Third Quarter	10.53	4.58
Fourth Quarter	10.55	4.70
Year Ended December 31, 2020:
First Quarter	7.38	1.20
Second Quarter	9.34	1.81
Third Quarter	23.92	8.36
Fourth Quarter	28.44	13.00
Year Ending December 31, 2021:
First Quarter	34.76	21.87
Second Quarter (through May 4, 2021)	33.82	26.17
Second Quarter (through June 21, 2021)	36.73	26.17
On June 15, 2021, the last trading day prior to execution of the Merger Agreement, the closing price of a share of At Home’s common stock reported on NYSE was $35.71 per share. On May 4, 2021, the last trading day prior to media speculation regarding a possible transaction before the Original Merger Agreement was executed, the closing price of a share of At Home’s common stock reported on NYSE was $30.67. The Offer Price represents a significant premium of approximately 21% to the May 4, 2021 closing price and approximately 28% to the 30-day volume weighted average share price of At Home’s common stock as of May 4, 2021.
Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
The Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to At Home’s capital stock or equity interests, unless consented to by Parent in writing.
7.   Certain Information Concerning At Home.
The following description of At Home and its business has been taken from At Home’s preliminary proxy statement on Schedule 14A filed with the SEC on June 2, 2021. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.
General.   At Home is a leading home décor superstore, and we believe our large format stores dedicate more space per store to home décor than any other player in the industry. At Home is focused on providing the broadest assortment of everyday and seasonal products for any room, in any style, for any budget. At Home utilizes its space advantage to out-assort its competition, offering over 50,000 SKUs throughout its stores. At Home’s differentiated merchandising strategy allows it to identify on-trend products and then value engineer similar products to provide desirable aesthetics at attractive price points for its customers.

Over 75% of At Home’s products are unbranded, private label or specifically designed for At Home. At Home has developed a highly efficient operating model that seeks to drive growth and profitability while minimizing operating risk. At Home’s merchandising, sourcing and pricing strategies generate strong ticket growth across its product offering and increase store traffic and time in store. Through specialized in store merchandising and visual navigation elements, At Home enables a self-service model that minimizes in store staffing needs and allows At Home to deliver exceptional value to its customers.
The Company’s shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “HOME.” At Home’s principal executive offices are located at 1600 East Plano Parkway, Plano, Texas 75074, and its telephone number is (972) 265-6137.
Available Information.   At Home is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning At Home’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of At Home’s securities, any material interests of such persons in transactions with At Home, and other matters is required to be disclosed in proxy statements and periodic reports distributed to At Home’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available free of charge at the SEC’s website at www.sec.gov. At Home also maintains a website at www.athome.com. The information contained in, accessible from or connected to At Home’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of At Home’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
8.   Certain Information Concerning Parent and Purchaser.
Parent is a Delaware corporation that was formed on April 28, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the Merger Agreement and the arranging of the equity financing and debt financing in connection with the merger.
Purchaser is a Delaware corporation and an indirect wholly-owned subsidiary of Parent that was formed on April 27, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with its formation, the transactions contemplated by the Merger Agreement and the arranging of the equity financing and debt financing in connection with the merger. Upon completion of the merger, Purchaser will merge with and into At Home and will cease to exist.
Each of Parent’s and Merger Sub’s principal executive offices are located at c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105 and the telephone number of both Parent and Merger Sub is (415) 788-5111.
Parent and Purchaser were formed by (i) Hellman & Friedman Capital Partners IX, L.P. and its affiliated investment funds (collectively, the “H&F Fund IX Entities”) and (ii) Hellman & Friedman Capital Partners X, L.P. and its affiliated investment funds (collectively, the “H&F Fund X Entities” and, together with the H&F Fund IX Entities, the “H&F Entities”).
The H&F Entities are each affiliated with Hellman & Friedman LLC (“Hellman & Friedman”). Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London. Since its founding in 1984, Hellman & Friedman has raised over $50 billion of committed capital. The firm focuses on investing in outstanding business franchises and serving as a value-added partner to management in select industries including software, financial services, business & information services, healthcare, internet & media, retail & consumer, and industrials & energy. For more information, please visit www.hf.com.
The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors, executive officers and control persons of Parent, Purchaser, H&F Entities and H&F, and certain other information are set forth in Schedule I to this Offer to Purchase.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase (including the Rollover Agreement and Term Sheet, each described in Section 12 — “Purpose of the Offer; Plans for At Home”), (i) none of Parent, Purchaser, the H&F Entities or H&F nor, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, the H&F Entities or H&F, nor, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. However, discussions between H&F, Parent and members of At Home’s senior management with respect to post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the Offer and the Merger. In addition, prior to the closing, H&F and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of At Home with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, the H&F Entities or H&F, or their subsidiaries, nor, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with At Home or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, the H&F Entities or H&F nor, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of At Home, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser, the H&F Entities or H&F nor, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with At Home or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent, Purchaser, the H&F Entities or H&F or any of their respective subsidiaries or, to the best knowledge of Parent, Purchaser, the H&F Entities or H&F, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and At Home or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of At Home’s securities, an election of At Home’s directors or a sale or other transfer of a material amount of At Home’s assets during the past two years.
None of the persons listed in Schedule I has, to the knowledge of Parent, Purchaser, the H&F Entities or H&F, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Parent, Purchaser, the H&F Entities or H&F, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
9.   Source and Amount of Funds.
The Offer is not conditioned upon any financing arrangements.
Parent and Purchaser estimate that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and to complete the Merger, (ii) to pay for the vested equity awards of At Home required to be cashed out by the Merger Agreement, (iii) to repay or refinance certain indebtedness of

At Home, and (iv) and to pay fees and expenses in connection with the foregoing, will be approximately $2.7 billion. Parent and Purchaser anticipate funding these payments through the issuance of equity of Parent and the incurrence or issuance of debt and/or equity of Purchaser, including the Debt Financing as described herein.
Debt Financing.    On June 16, 2021, as part of the financing for the Merger, Purchaser commenced a debt financing process which may result in Merger Sub incurring up to an aggregate of $1.4 billion principal amount of senior indebtedness, a portion of which is expected to be secured indebtedness, subject to market and other conditions. So long as Purchaser is able to secure the Debt Financing, Purchaser and Merger Sub may choose to incur such indebtedness on the terms set forth herein or on modified terms, including terms more favorable to the Surviving Corporation, if available. Purchaser and Merger Sub intend to use the proceeds of the Debt Financing, together with the proceeds from the Equity Contribution, to fund the Transaction. Concurrently with the consummation of the Merger, the Company will assume all of the obligations of Merger Sub under the Debt Financing by operation of law.
Parent and Purchaser (the “Borrower”) have received a second amended and restated commitment letter, dated as of June 15, 2021 (the “Commitment Letter”), from Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (together with its designees and affiliates, “BofA Securities” and, together with Bank of America, “BofA”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), BNP Paribas (“BNPP”), BNP Paribas Securities Inc. (“BNPPSC” and, together with BNNP, “BNP Paribas”), PNC Capital Markets LLC (“PNC Capital Markets”), PNC Bank, National Association (“PNC Bank”), and U.S. Bank National Association (“USB” and, together with BofA, Barclays, DBNY, DBCI, DBSI, Wells Fargo, BNP Paribas, PNC Capital Markets, and PNC Bank L.P., the “Debt Financing Sources”) pursuant to which the Debt Financing Sources made loan commitments for the purpose of financing a portion of the funds required to complete the Offer and the Merger and the refinancing of certain indebtedness of At Home (such commitments, the “Debt Financing”). The proceeds of the Debt Financing, together with the Equity Financing will be sufficient to fund the acquisition of At Home, the refinancing of the indebtedness of At Home described below, and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.
Pursuant to the Commitment Letter, the Debt Financing Sources have committed to provide, subject to the terms and conditions of the Commitment Letter, (i) an asset-based lending credit facility in an aggregate principal amount of up to $400,000,000 with a term of five years from the closing of the Offer (the “Closing”) (the “ABL Credit Facility”), (ii) a senior secured term loan facility in an aggregate principal amount of $900,000,000 with a term of seven years from the Closing (the “Term Loan Credit Facility” and, together with the ABL Credit Facility, the “Credit Facilities”) and (iii) to the extent that less than $500,000,000 of senior unsecured notes are issued on or prior to the Closing Date, a senior unsecured bridge loan facility in an aggregate principal amount of up to $500,000,000. Borrowings under the Term Loan Credit Facility are expected to bear interest, at the Borrower’s option, at a rate per annum equal to either (a) an adjusted base rate plus an applicable margin of 3.50% or (b) an adjusted LIBOR rate plus an applicable margin of 4.50%. From and after the delivery by the Borrower to the administrative agent of financial statements for the first full fiscal quarter completed after the Closing, the applicable margins for the Term Loan Credit Facility will be subject to a stepdown (a) of 25 basis points if our first lien net leverage ratio is equal to or less than 3.00:1.00 and (b) of a further 25 basis points if our first lien net leverage ratio is equal to or less than 2.50:1.00. Borrowings under the ABL Credit Facility are expected to bear interest, at the Borrower’s option, at a rate per annum equal to, at the Borrower’s option, either (a) an adjusted base rate plus an applicable margin of 0.50% or (b) an adjusted LIBOR rate plus an applicable margin of 1.50%. From and after the delivery by the Borrower to the administrative agent of financial statements for the first full fiscal quarter completed after the Closing the applicable margins for the ABL Credit Facility will be subject to a stepdown of 25 basis points if the average historical availability of the ABL Credit Facility over the previous fiscal quarter has been greater than or equal to 50.0%.
The ABL Credit Facility commitments will be secured by senior priority liens on substantially all of the personal property consisting of all accounts receivable, inventory, payment intangibles consisting of credit card receivables, cash, deposit accounts, securities and commodity accounts oil and gas properties and other assets of Parent, Purchaser, At Home and each of At Home’s existing and subsequently acquired or organized direct or indirect material wholly-owned domestic restricted subsidiaries (the “ABL Priority Collateral”) and (ii) a second-priority lien security interest on remaining assets not constituting ABL Priority Collateral, subject to certain exceptions, of Parent, Purchaser, At Home and each of At Home’s existing and subsequently acquired or organized direct or indirect material wholly-owned domestic restricted subsidiaries (collectively, the “Term Priority Collateral”). The borrowings under the Term Loan Facility will be secured by (i) a perfected first priority lien security interest on the Term Priority Collateral and (ii) a second-priority lien security interest on the ABL Collateral.
The funding of the Debt Financing is subject, among other things, to the execution and delivery of the definitive documentation of the Debt Financing; receipt of the H&F equity contribution; consummation of the debt refinancing described above; consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) in all material respects in accordance with the Merger Agreement; absence of any Company Material Adverse Effect (as defined in the Merger Agreement); the Debt Financing Sources’ receipt of certain historical and pro forma financial information; and certain other customary closing conditions.
Equity Financing.   Parent has received an amended and restated equity commitment letter (the “Equity Commitment Letter”), pursuant to which H&F has committed to contribute to Parent at the closing of the Merger (the “Closing”) an amount of cash consideration equal to $1.513 billion to purchase equity securities of Parent solely for the purpose of funding, and to the extent necessary to fund, a portion of the amounts required to be paid by Parent or Purchaser under the Merger Agreement on the date of Closing (such committed equity financing, the “Equity Financing” and together with the Debt Financing, the “Financing”). The funding of the Equity Financing is subject to (i) satisfaction of the Minimum Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer”, (ii) the satisfaction, or waiver by Parent or Purchaser, as applicable, of all conditions precedent set forth in Sections 6.1 of the Merger Agreement to such party’s obligations to consummate the Merger and (iii) the proceeds of the Debt Financing having been funded or will be funded at Closing. The funding of the Equity Financing is further subject to, and will occur contemporaneously with, the Closing. H&F’s equity commitment is subject to reduction in the event that the full amount of the equity commitment is not necessary in order to consummate the transactions contemplated by the Merger Agreement.
H&F’s obligation to fund its equity commitment will terminate automatically and immediately upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) if a court of competent jurisdiction has declined in a final, nonappealable decision, judgment or order to specifically enforce the obligations of Parent or Purchaser to consummate the merger pursuant to a claim for specific performance brought against Parent or Purchaser under Section 8.7 of the Merger Agreement or Section 5(b) of the Equity Commitment Letter, (iv) the commencement of any action by At Home or any of its affiliates against a Non-Recourse Party (as defined in the Limited Guaranty (as defined herein)) relating to the Equity Commitment Letter, the Limited Guaranty, the Merger Agreement or any of the transactions expressly provided thereby, in each case other than any action by At Home asserting any Retained Claim (as defined in the Limited Guaranty) and (v) any judgment against Parent or any affiliate of Parent with respect to any award of monetary damages in connection with the Equity Commitment Letter, the Merger Agreement or the Limited Guaranty or any of the transactions contemplated thereby.
At Home is a third party beneficiary of the rights granted to Parent under the Equity Commitment Letter (if and only if At Home is entitled to specific performance of Parent and Purchaser’s obligations to consummate the Offer and the Merger) solely for the purpose of directly enforcing the obligations of H&F through an action for specific performance of Parent’s right to cause the Equity Financing to be funded in accordance with the terms of the Equity Commitment Letter (to the extent that the conditions to funding the Equity Financing under the Equity Commitment Letter have been satisfied and At Home is permitted to enforce the Equity Financing under the terms of the Merger Agreement).
This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

Limited Guaranty.   Concurrently with the execution of the Merger Agreement, the H&F Entities entered into an amended and restated limited guarantee, pursuant to which they agreed to guarantee, severally and not jointly or jointly and severally, on the terms and conditions set forth in the limited guarantee, Parent’s obligation to pay the termination fee, reimburse and indemnify At Home with respect to certain expenses in connection with the merger and pay certain other amounts, in an amount not to exceed approximately $133.6 million in the aggregate.
Subject to certain terms and conditions, the limited guarantee will terminate upon the earliest to occur of (1) the closing of the merger and payment of the merger consideration in accordance with the Merger Agreement, (2) receipt in full in cash by At Home of the payment obligations of Parent that are the subject of the limited guarantee, or (3) the earlier of (a) the valid termination of the Merger Agreement in any circumstance other than one in which Parent is or may be obligated to pay any of the obligations that are the subject of the limited guarantee and (b) the date that is the three-month anniversary of the date of the termination of the Merger Agreement in any circumstance in which Parent is or may be obligated to pay any of the obligations that are the subject of the limited guarantee (unless a claim for payment of any of such obligations is presented by the Company to Parent, Merger Sub or the guarantors on or prior to such three-month anniversary).
10.   Background of the Offer; Past Contacts or Negotiations with At Home.
The following is a description of H&F’s participation in a process with At Home that resulted in the execution of the Merger Agreement. For a summary of At Home’s activities relating to this process, please refer to At Home’s Schedule 14D-9, which will be distributed to At Home’s stockholders with this Offer to Purchase. References to H&F in this section may be references to affiliates and representatives of H&F, and to actions to be taken by or on behalf of Parent or Merger Sub, entities that are controlled by funds affiliated with H&F.
In July 2017, Guggenheim Securities, LLC (“Guggenheim Securities”) introduced a representative of H&F to Lee Bird, the Company’s Chief Executive Officer, and AEA Investors LP, which, at that time, together with its affiliates (collectively, “AEA”) held a majority of the Company’s common stock, to communicate its interest in discussing a potential transaction involving the Company. In August 2017, the Company and H&F entered into a confidentiality agreement containing customary provisions.
On August 29, 2017, representatives of H&F provided a verbal indication of interest regarding a potential acquisition of the Company in which H&F would acquire 100% of the shares of common stock of the Company at $26.50 per share, or in the alternative, H&F would partner with AEA and Starr Investment Holdings and its affiliates (collectively, “Starr”), two of the largest stockholders of the Company, to acquire 100% of the shares of common stock of the Company at $30.00 per share, with AEA and Starr rolling over approximately 50% of their equity in the Company and H&F providing equity financing in the form of convertible preferred stock. H&F was advised that, following discussion, the At Home Board determined not to pursue this offer, and discussions between H&F and the Company ceased in August 2017.
In early February 2019, a representative of H&F approached Mr. Bird to express interest in pursuing a potential acquisition of the Company. Mr. Bird indicated to H&F that he did not believe that the At Home Board was likely to engage unless H&F was willing to pay at least $35.00 per share. H&F indicated that, subject to due diligence, H&F could potentially get to a price of $35.00 per share if they decided to proceed.
On February 7, 2019, H&F was advised that the At Home Board had established the executive committee of the At Home Board (the “Executive Committee”), which, at the time, consisted of Wendy Beck, Philip Francis, Larry Stone, and Martin Eltrich, to help evaluate the Company’s standalone prospects and to advise the At Home Board in connection with discussions with, and consideration of any offers from, third parties, including H&F.
That same day, the Company and H&F entered into a confidentiality agreement containing customary provisions. Following execution of the confidentiality agreement, during February 2019, H&F received confidential due diligence materials from the Company, including through an online data room, and participated in management presentations and due diligence meetings.

On or about March 7, 2019, the Company’s financial advisor instructed H&F that preliminary indications of interest with respect to a transaction would need to be provided by March 15, 2019.
On March 13, 2019, the Company’s financial advisor communicated to H&F that the bid date of March 15, 2019 would be adjourned until there was more clarity as to the reason for the Company having performed below expected results for the first quarter. In March 2019, H&F initially contacted four potential lenders regarding their interest in providing debt financing for the possible acquisition of the Company. After three of those potential lenders did not proceed with the opportunity, H&F reached out to two additional lenders in April 2019. Based on the responses from these three remaining potential lenders, draft documentation was sent to them in early May 2019.
On April 2, 2019, H&F delivered a written proposal to the At Home Board to purchase 100% of the shares of common stock of the Company for $31.00 per share in cash. The letter noted that the proposed purchase price reflected a less receptive debt market than previously anticipated, the Company’s lower EBITDA than previously projected (driven by the Company’s lower results in fiscal year 2019 and the first quarter of fiscal year 2020), and the difficult equity market conditions for At Home. The proposal letter also included a request from H&F that the At Home Board consent to H&F entering into discussions with AEA and Starr regarding customary voting agreements.
On April 5, 2019, representatives of the Company communicated to H&F that the Executive Committee had rejected the proposal and informed H&F that it would need to meaningfully improve its offer for the Company to continue to engage.
On April 10, 2019, H&F delivered a written proposal to the At Home Board to purchase 100% of the shares of common stock of the Company for $32.00 per share in cash. The letter also stated that the debt financing markets were increasingly unreceptive to retail financings and noted ripple effects through financing markets in response to the Company’s recent share price drop, the reduction in the Company’s adjusted EBITDA for fiscal year 2019, the failure of the Company’s recent earnings to meet its business plan in the first quarter of fiscal year 2020, and the need for H&F to substantially increase its equity commitment to achieve the proposed price. The proposal letter also included a request from H&F that the At Home Board consent to H&F entering into discussions with AEA and Starr regarding customary voting agreements.
On April 11, 2019, the Company’s financial advisor advised H&F that the Company would not respond by the April 12, 2019 deadline indicated in H&F’s most recent proposal, but would contact H&F sometime the following week.
On April 17, 2019, Company’s financial advisor communicated to H&F that the At Home Board was unwilling to transact at $32.00 per share but would consider a transaction at $33.00 per share.
On April 18, 2019, a representative of H&F confirmed its offer of $32.00 per share to the Company’s financial advisor. H&F indicated that, while it was unwilling to further increase its $32.00 per share offer, it was willing to agree to a reduced go-shop termination fee in certain circumstances. At this time, based on discussions between H&F and its potential lenders, out of the six potential lenders contacted by H&F in 2019, only one lender was willing to continue to engage with H&F regarding providing debt financing for the proposed transaction.
On April 18, 2019, following a meeting of the Executive Committee, two members of the Executive Committee contacted a representative of H&F to reiterate the At Home Board’s request for an offer of $33.00 per share.
Following a telephone conversation between a representative of H&F and two members of the Executive Committee on April 21, 2019, H&F delivered a written proposal (the “April 21, 2019 Proposal”) to the At Home Board to purchase the Company at a purchase price of $33.00 per share, consisting of $23.00 per share to be paid at the closing of a transaction plus an additional $10.00 per share payable six months after the closing of the transaction (which the letter indicated represented $32.87 on a present value basis). The April 21, 2019 Proposal stated that the deferred portion of the consideration would be included in the total amount of the equity commitment letter to be provided by investment funds affiliated with H&F, and provided that H&F would require as a condition to closing that appraisal rights be exercised with respect to no more than 7.5% of the Company’s common stock. H&F indicated that the proposal was subject to the same conditions as its prior proposal, and noted that it would not seek to require AEA and Starr to enter into voting agreements in connection with a transaction. The letter also indicated that H&F would be willing to provide the Company with a robust 40-day “go shop” period, with a related reduced termination fee.
On April 23, 24 and 25, 2019, discussions took place between representatives of the Company’s financial advisor and certain members of the Executive Committee and H&F. The representatives advised H&F that the Company was unwilling to transact at $32.00 per share and that, while the Executive Committee recognized the creativity in H&F’s April 21, 2019 Proposal, the Executive Committee was not prepared to recommend it to the At Home Board. H&F reiterated that $32.00 per share was a full and fair offer and that it was unwilling to pay the $33.00 per share sought by the At Home Board. In the course of these discussions, the parties discussed the possibility of H&F agreeing to pay an amount closer to $33.00, with AEA agreeing to defer receipt of its consideration. Subsequently, in a separate discussion, a representative of AEA communicated that it would be willing to consider such a structure in order to deliver the $33.00 per share offer to the public stockholders immediately, so long as it received its consideration by December 31, 2019. In the course of these discussions, H&F also expressed a desire to contact certain third parties to discuss potential participation as equity investors in a transaction.
On April 26, 2019, H&F delivered a written proposal (the “April 26, 2019 Proposal”) to the At Home Board to purchase the Company for $32.85 per share, payable to all stockholders at closing (other than AEA), with the $32.85 per share payable to AEA on December 31, 2019. H&F characterized the proposal as “best and final” and indicated that the proposal would expire on April 27, 2019. H&F also indicated that the April 26, 2019 Proposal was subject to the same conditions as set forth in its prior proposals, and noted that (i) it would not require Starr to enter into a voting agreement in connection with a transaction, (ii) it would require as a condition to closing that appraisal rights be exercised with respect to no more than 10% of the Company’s common stock and (iii) although H&F was prepared to commit at signing to provide the full equity capital needed for the transaction, the proposal was subject to H&F being permitted to engage in discussions prior to signing with certain potential equity co-investors.
On April 27, 2019, the Company advised H&F that the At Home Board was prepared to move forward on the basis of the April 26, 2019 Proposal and permit H&F to speak to certain parties regarding participation as equity investors in the transaction. In addition, H&F was advised that the Board had also agreed to permit H&F to (i) negotiate a voting and support agreement with AEA and (ii) commence discussions with Mr. Bird regarding a potential rollover of his equity and potential post-closing compensation arrangements.
From April 28, 2019 through May 14, 2019, representatives of Fried Frank and Simpson Thacher & Bartlett LLP, outside counsel to H&F (“Simpson Thacher”), exchanged drafts of the merger agreement and other transaction documents and participated in multiple discussions regarding the transaction documents. Representatives of H&F and its advisors continued a detailed due diligence review of the Company during this time. Guggenheim Securities acted as financial advisor to H&F in the 2019 process.
Prior to April 30, 2019, H&F communicated feedback to the Executive Committee that it was having trouble securing adequate debt and equity financing commitments from third parties and again requested permission to reach out to one additional potential equity co-investor. Later that day, a representative of the Executive Committee and a representative of the Company’s financial advisor informed H&F that it could contact this potential equity co-investor.
On April 30, 2019, a representative of H&F met in person with Mr. Bird to discuss a potential rollover of Mr. Bird’s equity. Mr. Bird indicated that he was prepared to roll approximately $7.5 million of his equity in the Company into equity of the acquiror.
Although H&F had contacted two additional potential lenders in late April 2019 (in addition to the six potential lenders previously contacted) and entered into discussions with potential equity co-investors in late April and May 2019, the potential lenders were unwilling to provide adequate debt financing commitments based on, among other factors, the Company’s recent declining financial performance. On May 14, 2019, H&F advised Mr. Bird by telephone that H&F was unable to obtain sufficient debt financing and that H&F intended to put discussions regarding the transaction on hold indefinitely. On that date, the Company’s common stock closed at $22.30.

On June 6, 2019, the Company announced results for the first fiscal quarter of 2019. The Company announced revenue in line with consensus Wall Street analyst estimates and adjusted earnings per share of $0.03 per share compared to the consensus analyst estimate of $0.04 per share. In addition, the Company lowered guidance for the full fiscal year. On that date, the Company’s common stock closed at $7.50 compared to a closing price of $17.51 on the previous trading day.
Following the Company’s first quarter earnings call, H&F and another investor (the “Other Investor”) jointly approached the Company and indicated that they were interested in exploring a potential joint acquisition of the Company. H&F did not make any specific proposal at that time and, in light of the recent significant decline in the Company’s stock price, the Company did not follow up on this expression of interest.
On September 18, 2019, H&F submitted an offer to acquire the Company at $14.00 per share. On that date, the Company’s common stock closed at $9.17. H&F was advised that the At Home Board had unanimously determined that H&F’s $14.00 per share offer was not sufficiently attractive to engage with H&F and had rejected H&F’s offer.
During the remainder of 2019 and into early 2020, the Company’s common stock traded in a range between approximately $5.00 per share and approximately $10.00 per share. As publicly disclosed, following the onset of the COVID-19 pandemic, the Company temporarily closed stores, reduced capital requirements and operating costs and took additional steps to preserve liquidity. The Company’s common stock declined to a low closing price of $1.55 on April 7, 2020. By the end of the first fiscal quarter, the Company was able to reopen stores and, over the next several months, the share price began to increase.
Between September 2019 and November 2020, representatives of H&F and the Other Investor were in contact periodically with Mr. Bird. The parties’ discussions focused primarily on general industry and market conditions and publicly reported information regarding the Company’s progress. In the course of these discussions, representatives of H&F and the Other Investor continued to express their enthusiasm for the Company. In addition, at the request of the Company’s senior management in October and early November 2020, Guggenheim Securities, which was serving as an advisor to the Company on financing matters and maintained dialogue with the Company regarding potential strategic opportunities, spoke informally to H&F as well as certain other parties about publicly-traded retail companies, including the Company. As part of those discussions, H&F and the Other Investor continued to express enthusiasm for the Company, but did not submit any Acquisition Proposals.
Mr. Bird contacted a representative of H&F on November 19, 2020, to arrange a telephone call. The parties spoke on November 20, 2020. During that call, the representative of H&F indicated that H&F continued to have an interest in the Company and that, if the Company were interested, H&F would be interested in re-engaging.
In November and early December 2020, H&F continued to express its interest in re-engaging with the Company and requested access to non-public information, including financial projections, of the Company.
On or about December 23, 2020, H&F was advised that the At Home Board had met and approved resolutions forming a special committee, consisting of Wendy Beck, Joanne Crevoiserat, Philip Francis, and Kenneth Simril (collectively, the “Special Committee”), each of whom was determined to be independent and disinterested and that the Special Committee had been granted the sole and exclusive power and authority of the At Home Board, to the fullest extent permitted by law, to review potential responses to the requests by H&F and to consider any other potential alternatives available to the Company, with a view toward ascertaining a course of action that would be in the best interests of the Company and its stockholders, including maintaining the status quo.
On January 15, 2021 and January 20, 2021, H&F and the Other Investor sent two joint emails to Goldman Sachs indicating that they were working together and expressing a desire to further discuss their interest in acquiring the Company.
On February 5, 2021, representatives of Goldman Sachs advised H&F that the Special Committee was prepared to furnish information to H&F and the Other Investor upon execution of acceptable confidentiality agreements.

On February 16, 2021, H&F executed a confidentiality agreement with the Company that permitted H&F to bid jointly with the Other Investor and prohibited either party from entering into any arrangement that would preclude the other party from bidding separately.
Following the execution of the confidentiality agreement, H&F and the Other Investor were provided access to certain non-public information, including the five-year projections of the Company. Representatives of Goldman Sachs also advised H&F and the Other Investor that they would not be permitted to engage in discussions with Mr. Bird or other members of management regarding any equity rollover or post-closing employment matters without prior consent of the Special Committee.
On March 2, 2021, H&F reached out to representatives of Goldman Sachs to request that Guggenheim Securities, which H&F intended to retain as its financial advisor, be permitted to attend meetings with management on March 2 and March 3, 2021.
On March 5, 2021, following a meeting of the Special Committee, Fried Frank communicated to Simpson Thacher the Special Committee’s consent to Guggenheim receiving information in its capacity as H&F’s financial advisor.
On March 10, 2021, H&F and the Other Investor delivered a joint written proposal (the “March 10, 2021 Proposal”) to the Special Committee to purchase the Company for $32.00 per share in cash. In the proposal letter, H&F and the Other Investor noted their ability to sign a definitive merger agreement within four weeks. The March 10, 2021 Proposal did not address proposed arrangements with respect to the retention of members of the Company’s management team. On that date, the Company’s common stock price closed at $28.25.
On March 11, 2021, representatives of Goldman Sachs advised H&F and the Other Investor of the Special Committee’s determination that the price of $32.00 per share set forth in the March 10 Proposal was inadequate and requested that H&F and the Other Investor submit a revised proposal at a substantially higher purchase price.
On March 15, 2021, H&F and the Other Investor requested and undertook a call with representatives of Goldman Sachs, where H&F and the Other Investor acknowledged that a price increase was possible but would require receipt of certain additional diligence information and access to management. On March 16, 2021, H&F and the Other Investor submitted the relevant requests for additional information and meetings with members of management to Goldman Sachs. Between March 16 and 26, 2021, the Company worked to fulfill these additional information requests and arrange meetings with members of management.
On March 22, 2021, representatives of H&F, the Other Investor and members of management met, with representatives of Goldman Sachs in attendance, and the management team provided an update on the performance of the business during the first quarter of fiscal year 2022. Thereafter, the Other Investor informed H&F that it was unwilling to proceed with a potential acquisition of the Company at a price above $32.00 per share.
On March 29, 2021, H&F delivered a revised written proposal (the “March 29, 2021 Proposal”) to the Special Committee to purchase 100% of the shares of common stock of the Company for $33.50 per share in cash. In the proposal letter, H&F noted its ability to sign a definitive merger agreement within four weeks. That same day, H&F confirmed to Goldman Sachs that the Other Investor was not comfortable participating in a transaction at a value in excess of $32.00 per share. On March 29, 2021, the Company’s common stock price closed at $25.64.
On March 30, 2021, Goldman Sachs advised H&F that the March 29, 2021 Proposal was inadequate and invited H&F to submit an improved proposal.
On April 2, 2021, H&F delivered a written proposal dated April 1, 2021 (the “April 1, 2021 Proposal”) to the Special Committee to purchase 100% of the shares of common stock of the Company for $34.25 per share in cash. In the proposal letter, H&F indicated that it was subject to the condition that the Company enter into an exclusivity agreement with H&F. H&F also noted its ability to sign a definitive merger agreement within four weeks in order to permit H&F to arrange its debt financing. On April 1, 2021, the Company’s common stock price closed at $27.75.

On April 5, 2021, representatives of Goldman Sachs communicated to H&F (i) that the Special Committee would be willing to recommend to the At Home Board moving forward with a transaction with a price per share in excess of $35.00 and (ii) that, assuming agreement on price, while the Special Committee was currently focused on the proposal from H&F, it did not intend to enter into an exclusivity agreement. Further discussions took place between H&F and Goldman Sachs on April 5 and 6. In the course of these discussions, Goldman Sachs indicated that the Company’s performance for the first quarter was trending significantly above the Company’s prior internal forecast. Following these additional discussions and based on the updated information about the Company’s performance, H&F agreed to raise its offer to $34.50 per share (the “April 6, 2021 Proposal”). On April 6, 2021, the Company’s common stock price closed at $27.03.
On April 7, 2021, following the meeting of the Special Committee and the At Home Board, representatives of Goldman Sachs confirmed to representatives of H&F that the Special Committee was supportive and that the Company Board was willing to move forward with H&F at a price of $34.50 per share and confirmed the Special Committee’s consent to H&F contacting potential debt financing sources. On that date, the Company’s common stock price closed at $26.17.
On April 9, 2021, representatives of Fried Frank delivered written guidelines to Simpson Thacher regarding communications between H&F and the Company’s management. Such guidelines were consistent with the guidance Goldman Sachs delivered to H&F in early March and provided that, until H&F received the Special Committee’s authorization, H&F could not engage in discussions with any members of the Company’s management regarding post-merger employment or equity rollover arrangements.
On April 10, 2021 and April 11, 2021, representatives of H&F and representatives of Simpson Thacher contacted potential lenders and their outside legal counsel regarding draft debt documentation.
On April 14, 2021, Fried Frank delivered to Simpson Thacher an initial draft of the Original Merger Agreement. The draft Original Merger Agreement was substantially identical to the merger agreement that the parties had been negotiating in 2019, except for certain changes to the go shop clause, the deletion of the appraisal rights condition, changes to the financing-related provisions of the merger agreement, changes to the treatment of equity awards, and the inclusion of certain COVID-19 related provisions. From April 14, 2021 through April 26, 2021, representatives of Fried Frank and Simpson Thacher, as well as representatives from the legal teams of H&F and the Company, exchanged drafts of the Original Merger Agreement and other transaction documents and engaged in discussions by video conference and telephone. The key outstanding issues with respect to the Original Merger Agreement discussed during this period included the terms of the go-shop, the desire of H&F to include an appraisal rights condition and the treatment of the Company’s equity awards.
From April 14, 2021 through April 27, 2021, H&F participated in in-person due diligence meetings with the Company and its senior management. During this time, the Company and its advisors responded to various business, legal and accounting due diligence inquiries from H&F and its advisors in connection with its evaluation of the potential transaction. Additionally, representatives of H&F and its advisors held telephonic conferences with representatives of the Company’s management as well as representatives of Goldman Sachs and Fried Frank to address due diligence inquiries. In the course of these meetings, management confirmed to H&F the Company’s performance for the first fiscal quarter, which was trending significantly above the Company’s prior internal forecast. During this time, H&F informed Goldman Sachs that H&F was prepared to execute definitive transaction documents on May 3, 2021 and was close to finalizing its debt financing.
Representatives of Goldman Sachs held telephone conversations with representatives of H&F on April 26, 2021 and April 27, 2021, in which they conveyed to H&F that (i) the Special Committee had requested additional detail on the Company’s fiscal first quarter and updated projections from management, (ii) the Special Committee would need some additional time to evaluate that information, and (iii) the Special Committee believed that, in light of this, it would not be appropriate for H&F to begin negotiating arrangements with management regarding treatment of their equity or employment-related matters at this time. Representatives of Goldman Sachs indicated that H&F should continue with its due diligence and other remaining work streams, and H&F reaffirmed that it was prepared to move quickly to finalize a deal and would continue to progress diligence and negotiation of definitive agreements and work to finalize its debt financing commitments while the Special Committee reviewed first quarter performance.
On April 28, 2021, following authorization from the Special Committee, representatives of H&F had dinner with Mr. Bird. At that dinner, representatives of H&F noted that a summary of the At Home Board’s review of succession planning for Mr. Bird had been made available to H&F in connection with the due diligence process, and the parties then engaged in a general discussion regarding Mr. Bird’s future plans, assuming that the Company were to move forward with a transaction. Mr. Bird indicated that he would be interested in remaining with the Company for the long term. The parties did not discuss the terms of any equity rollover or other financial terms of Mr. Bird’s post-transaction employment.
On May 1, 2021, H&F delivered a written proposal (the “May 1, 2021 Proposal”) to the At Home Board that reaffirmed its offer to purchase 100% of the shares of common stock of the Company for $34.50 per share in cash, accompanied by proposed final drafts of the Original Merger Agreement, an equity commitment letter, debt commitment letters and a limited guarantee. H&F indicated that it was prepared to enter into the proposed Original Merger Agreement subject only to the condition that H&F be granted a twenty-four hour period to discuss the terms of an equity rollover arrangement with Mr. Bird, as well as the post-closing equity plan for Company employees.
On the evening of May 3, 2021, representatives of Goldman Sachs spoke by telephone with representatives of H&F and conveyed to H&F that, in light of the Company’s performance in the fiscal first quarter and improved outlook, the Special Committee had rejected the May 1, 2021 Proposal and was not prepared to proceed with a transaction. Later that evening, representatives of Guggenheim Securities spoke by telephone with representatives of Goldman Sachs. During that call, the representatives of Guggenheim Securities indicated that it was possible that H&F might be able to increase its offer and requested guidance as to what price might be acceptable to the Special Committee. The representatives of Goldman Sachs stated that, as indicated by discussions with the Special Committee, the Special Committee likely would not be interested unless the increase in price was substantial.
On May 4, 2021, Goldman Sachs conveyed to H&F that the Special Committee would be prepared to recommend moving forward with a transaction at a price of $36.25 per share, subject to deletion of the appraisal condition in H&F’s proposed Original Merger Agreement and with the expectation that the parties would work to finalize all transaction documents as promptly as practicable.
During the late afternoon on May 4, 2021, representatives of Guggenheim Securities telephoned representatives of Goldman Sachs and, following discussion, stated that H&F could potentially get to $35.50 per share and would drop the appraisal condition. Representatives of Goldman Sachs advised the Guggenheim Securities representatives that the Special Committee required a price of $36.25 per share. Later that evening, representatives of Guggenheim Securities again telephoned representatives of Goldman Sachs to state that H&F could not get to a price of $36.25 but in light of the Company’s recent performance and the April 2021 Management Projections, H&F was prepared to offer $36.00 per share as its “best and final” offer.
On the evening of May 4, 2021, Goldman Sachs advised H&F that the Special Committee had unanimously determined that, assuming satisfactory completion of all remaining work streams, it would be prepared to recommend to the At Home Board a transaction at $36.00 per share.
Later that same evening, representatives of Goldman Sachs spoke to representatives of H&F and Fried Frank and Simpson Thacher held a video conference to discuss the steps necessary to finalize the transaction agreements. The representatives of Fried Frank advised representatives of Simpson Thacher that the Special Committee had now consented to H&F commencing discussions with Mr. Bird regarding a proposed equity rollover, post-closing employment terms and the proposed post-closing management equity plan for the Company. Between the evening of May 4 and the morning of May 6, 2021, the parties worked to finalize the transaction documents. On the evening of May 4, 2021 and during the day on May 5, 2021, H&F and Mr. Bird engaged in discussions regarding the terms of a proposed equity rollover by Mr. Bird, post-closing employment terms for Mr. Bird and the proposed post-closing management equity plan for the Company, and Simpson Thacher and Mr. Bird’s advisors exchanged drafts of a term sheet.

On the afternoon of May 5, 2021, the Wall Street Journal reported that the Company was in discussions with H&F regarding a sale of the Company to H&F at a price in the mid-$30s. Following this media report regarding a potential transaction between the Company and H&F, on May 5, 2021, the Company’s common stock closed at $31.29.
On the evening of May 5, 2021, H&F was advised that, after considering the foregoing and taking into consideration other factors described herein, the Special Committee had unanimously (i) determined that the Original Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and the stockholders of the Company, and (ii) resolved to recommend that the At Home Board (a) declare the Original Merger Agreement and the transactions contemplated by the Original Merger Agreement, including the Merger, advisable, (b) approve and adopt the Original Merger Agreement and the transactions contemplated by the Original Merger Agreement, including the Merger and (c) recommend that stockholders of the Company vote to adopt the Original Merger Agreement and approve the transactions contemplated by the Original Merger Agreement, including the Merger. Thereafter, H&F was advised that, following the recommendation by the Special Committee and acting upon the recommendation of the Special Committee, the At Home Board had unanimously (i) (a) declared the Original Merger Agreement, and the transactions contemplated by the Original Merger Agreement, including the Merger, advisable, (b) approved and adopted the Original Merger Agreement and the transactions contemplated by the Original Merger Agreement, including the Merger, (c) directed that the Original Merger Agreement and the transactions contemplated by the Original Merger Agreement, including the Merger, be submitted to the stockholders of the Company for adoption and approval by such holders and (d) resolved to recommend that stockholders of the Company vote to adopt the Original Merger Agreement and approve the transactions contemplated by the Original Merger Agreement, including the merger.
During the evening of May 5 and the morning of May 6, 2021, H&F and the Company and their respective advisors continued to work to finalize the transaction documents. Negotiations between H&F and Mr. Bird continued during the night of May 5 and the following morning, and Simpson Thacher and Mr. Bird’s advisors continued to exchange drafts of a term sheet for his proposed equity rollover, post-closing employment terms and the proposed post-closing management equity plan for the Company. The parties reached agreement on a term sheet on the morning of May 6, 2021.
The Company, Parent and Merger Sub finalized the Original Merger Agreement and related documents on the morning of May 6, 2021 and executed the Original Merger Agreement that morning. Later that morning, the Company issued a press release announcing the execution of the Original Merger Agreement.
On May 7, 2021, at the direction of the At Home Board, representatives of Goldman Sachs began contacting potential third parties that might consider entering into an alternative transaction with the Company in connection with the “go-shop” process.
Between May 30, 2021 and June 15, 2021, representatives of H&F and Simpson Thacher engaged in further discussions with Mr. Bird and his advisors regarding the material terms of the equity compensation arrangements for Mr. Bird as well as the scope and terms of the management equity incentive pool following the closing of the Merger and finalized the terms of such arrangements.
On June 2, 2021, in compliance with the terms of the Original Merger Agreement, the Company filed a preliminary proxy statement with the SEC.
On June 11, 2021, representatives of H&F reached out to representatives of the Company to commence exploratory discussions regarding potential revised terms for the transaction. Representatives of H&F indicated that H&F might be willing to consider an increase in the per share price reflected in the Original Merger Agreement, subject to the At Home Board agreeing to the certain structural changes to the transaction and specifically converting the transaction from a merger to a tender offer.
On the evening of June 11, 2021, representatives of Simpson Thacher reached out to representatives of Fried Frank to discuss the proposed change in transaction structure from a merger to a tender offer, including next steps with respect to documentation and the proposed timing of announcement following the expiration of the “go-shop” period. Representatives of Simpson Thacher indicated H&F’s expectation that the parties would work to finalize all transaction documents as promptly as practicable and that they intended to send draft transaction documents to Fried Frank over the weekend. Fried Frank indicated that they would discuss this proposal further with the At Home Board and Special Committee.
Over the weekend, Guggenheim discussed the proposed change in transaction structure, including specifically the proposed mechanics and timing of a tender offer, with Goldman Sachs.
On June 13, 2021, Simpson Thacher delivered to Fried Frank initial drafts of the Merger Agreement, the amended and restated equity commitment letter and the amended and restated limited guaranty, reflecting the proposed structural changes to the transaction.
On June 14, 2021, Fried Frank communicated to Simpson Thacher that the At Home Board required additional time to consider and negotiate any increase in the per share price proposed by H&F, together with a proposed change in transaction structure, and that the Company might not be able to meet the timeline outlined by H&F. The representative of Fried Frank also stated that the Company intended to make a decision regarding a postponement of the Annual Meeting on June 15, 2021. Simpson Thacher reiterated that H&F’s proposal was predicated on the expectation that the parties would work to finalize all transaction documents as promptly as practicable and by no later than June 16, 2021 and noted that any delay beyond that would impact the timing of the launch of Parent’s debt financing process (which was originally scheduled to commence on June 15, 2021).
Later that evening, representatives of H&F similarly communicated to Goldman Sachs that, to the extent any price increase would be proposed, it would be dependent on expeditious finalization of the change in transaction structure and announcement by no later than June 16, 2021. The representative of Goldman Sachs indicated that the Special Committee would seek to negotiate any revised proposal and that H&F should stretch to reach the highest price it was able to pay.
On the morning of June 15, 2021, the Company announced the results of the “go-shop” process and that, while Goldman Sachs has contacted a total of 24 third parties, consisting of 17 financial sponsors and 7 potential strategic acquirors, only one of the parties signed a nondisclosure agreement, and none of the parties expressed interest in pursuing a potential transaction involving the Company. In addition, Goldman Sachs confirmed to H&F that neither Goldman Sachs nor the Company had received any inbound inquiries from other potentially interested parties during the “go-shop” period.
On the same morning, a representative of H&F spoke by telephone with a representative of Goldman Sachs. The representative of H&F stated that H&F had a proposal ready but that it was important to H&F that the Special Committee and the Board act on the proposal within the time frame previously communicated by H&F. H&F noted that it had scheduled bank meetings in connection with the permanent financing for the transaction for June 16, 2021, and that any delay of the financing process could adversely impact the terms of the bank financing and adversely impact H&F’s ability to increase its price. The representative of Goldman Sachs reiterated that there was no assurance that the Special Committee and the Board would act on any revised proposal from H&F within the time frame desired by H&F, and advised H&F to submit any revised proposal promptly.
Also on the morning of June 15, 2021, discussions took place by telephone between representatives of Fried Frank and Simpson Thacher regarding H&F’s potential revised proposal and the Company’s plans with respect to the Annual Meeting. Following this discussion, the representative of Fried Frank advised Simpson Thacher that the Company intended to announce a postponement of the Annual Meeting. The representative of Fried Frank again emphasized that there was no assurance that the Special Committee and the Board would act on any revised proposal from H&F within the time frame desired by H&F.
Later on June 15, 2021, representatives of H&F had a teleconference with representatives of Goldman Sachs, at which time representatives of H&F communicated all of H&F’s proposed revised transaction terms. The revised proposal included an increase in the per share price reflected in the Original Merger Agreement from $36.00 per share to $37.00 per share in cash, subject to the transaction structure being converted to a tender offer transaction in which Merger Sub would commence a tender offer for all of the Company’s stock and, following satisfaction of the conditions to the tender offer (including that at least a majority of the Company’s outstanding shares were tendered), the parties would consummate a second-step merger pursuant to Section 251(h) of the DGCL. Representatives of H&F also communicated to representatives of Goldman

Sachs that H&F expected the parties would work to finalize all transaction documents as promptly as practicable and by no later than June 16, 2021 and that such terms represented H&F’s best and final offer.
Subsequently, in the early afternoon on June 15, 2021, H&F submitted a revised written proposal for the acquisition of the Company. The proposal contemplated amending the Original Merger Agreement to provide for a tender offer to acquire all outstanding Shares of the Company to be followed by a second step merger and a purchase price of $37.00 per Share, which H&F stated represented its best and final offer. The proposal stated that it was a condition that the Special Committee and the Board approve the Merger Agreement and that the parties sign and announce the Merger Agreement in the morning of June 16, 2021.
During the evening of June 15, 2021, representatives of Goldman Sachs reached out to representatives of H&F indicating that the Special Committee had instructed them to ask H&F to further increase its offer. Representatives of H&F indicated that $37.00 per share was the most that H&F could offer and reiterated that this was H&F’s “best and final” offer.
During the evening of June 15, 2021 and the morning of June 16, 2021, H&F and the Company and their respective advisors worked to finalize the transaction documents. Simpson Thacher and Fried Frank exchanged drafts of the transaction documents, including the Merger Agreement, and engaged in discussions by telephone during the night of June 15 and the following morning regarding the revised transaction terms.
On the morning of June 16, 2021, representatives of H&F were advised that the Special Committee had unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and the stockholders of the Company, and (ii) resolved to recommend that the At Home Board (a) declare the Merger Agreement and the transactions contemplated by the Merger Agreement, including the two-step transaction, advisable, (b) approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger and (c) recommend that At Home’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer. Thereafter, representatives of H&F were advised that, following the recommendation by the Special Committee and acting upon the recommendation of the Special Committee, the At Home Board had unanimously (i) (a) declared the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the two-step transaction, advisable, (b) adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL, and (iv) recommended that At Home’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
The Company, Parent and Merger Sub finalized the Merger Agreement and related documents on the morning of June 16, 2021 and executed the Merger Agreement that morning. Later that morning, the Company, Parent and Merger Sub issued a joint press release announcing the execution of the Merger Agreement.
11.   The Merger Agreement; Other Agreements.
The following is a summary of certain provisions of the Merger Agreement and certain other agreements entered into in connection with the Merger Agreement. This summary of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7 — “Certain Information Concerning At Home.” Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Offer
The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than five (5) business days, after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, consummate the Offer, accept for payment (the time of such acceptance, the “Offer Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date (such aggregate amount, the “Offer Acceptance Consideration”). If the Offer is consummated, each At Home stockholder will receive $37.00 (the “Offer Price”) for each Share validly tendered and not properly withdrawn by such stockholder prior to the Expiration Date, net to such stockholder in cash, without interest thereon and subject to any withholding taxes. The Offer is initially scheduled to expire at one minute after 11:59 p.m. New York City time, at the end of the day on July 20, 2021, but may be extended and re-extended as described below.
Purchaser has reserved the right (but is not obligated) at any time, and from time to time, in its sole discretion to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of At Home, Purchaser may not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares sought to be purchased in the Offer; (iv) impose conditions to the Offer that are different than or in addition to the existing conditions to the Offer; (v) amend or waive the Minimum Condition; (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions; (vii) provide for any subsequent offering period; or (viii) terminate the offer or extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser (including the Expiration Date) in a manner other than pursuant to and in accordance with the Merger Agreement.
Extensions of the Offer
The Merger Agreement provides that Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NYSE applicable to the Offer (including in order to comply with Rule 14e-1(b) under the Exchange Act in respect of any change in the Offer Price). Subject to Parent’s and At Home’s termination rights under the Merger Agreement, if as of any scheduled Expiration Date, any condition to the Offer is not satisfied and has not been waived by Purchaser or Parent, Purchaser may, in its sole discretion (and without the consent of At Home or any other person), extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each (or such longer period as Parent, Purchaser and At Home may agree in writing), until such time as all conditions to the Offer are satisfied or waived. In addition if, as of the then-scheduled Expiration Date, (x) all of the Offer Conditions have been satisfied or waived and (y) the full amount of the Debt Financing has not been funded and will not be available to be funded at the Offer Acceptance Time, then we have the right to extend the Offer for one period of up to five (5) business days. Purchaser cannot, however, without At Home’s written consent, extend the Offer beyond the earlier of 11:59 p.m., New York city time, on November 6, 2021 (the “Termination Date”) and the termination of the Merger Agreement in accordance with the terms thereof, the provisions of which are summarized under “— Termination.” If, as of any Expiration Date, any condition to the Offer is not satisfied and has not been waived by Parent or Purchaser, at the request of At Home, Purchaser will extend the Offer on up to four (4) occasions, for an additional period of up to five (5) business days per extension (or such longer period as Parent, Purchaser and At Home may agree in writing) to permit such condition to the Offer to be satisfied, up to an including the Termination Date. Without At Home’s prior written consent, however, Purchaser may not extend the Offer, nor will Purchaser be required to extend the Offer without its prior written consent, in each case beyond the earlier of the Termination Date and the termination of the Merger Agreement in accordance with the terms thereof.
Termination of the Offer
The Merger Agreement provides that Purchaser may not terminate or withdraw the Offer prior to the Expiration Date without the prior written consent of At Home, except in the event that the Merger Agreement is terminated pursuant to its terms. In the event that the Merger Agreement is terminated pursuant to its terms, Purchaser will (and Parent will cause Purchaser to) immediately and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Purchaser will be merged with and into At Home, with At Home becoming a wholly owned subsidiary of Parent; and (2) the separate corporate existence of Purchaser will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of At Home and Purchaser, and all of the debts, liabilities and duties of At Home and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or approval. At the Effective Time, the officers of At Home as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until their earlier death, resignation or approval. At the Effective Time, subject to the applicable terms of the Merger Agreement, the certificate of incorporation of At Home as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, and the bylaws of At Home, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.
Closing and Effective Time
The closing of the Merger will take place (1) as promptly as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in no event later than the date of the irrevocable acceptance by Merger Sub at the Offer Acceptance Time and payment of the Offer Acceptance Consideration for the Shares tendered in the Offer, except if certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions at the closing) shall not be satisfied or waived by such date, in which case on no later than the first business day after the date on which such conditions are satisfied or waived, or (2) at another date and time mutually agreed upon in writing between the Company and Parent. For purposes of the Merger Agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.
On the closing date, the Company and Parent will cause the Merger to be consummated pursuant to the DGCL (including Section 251(h) thereof) by causing a certificate of merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger (the “Effective Time”).
Merger Consideration
At Home common stock
At the Effective Time, and without any action required by any stockholder, each Share (other than certain Shares specified in the Merger Agreement, including rollover shares or Shares as to which the holder thereof has properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Offer Price, without interest thereon and subject to any applicable withholding taxes.
Outstanding Company Stock Options, Company RSU Awards, and Company PSU Awards
The Company has from time to time granted Company Stock Options under the GRD Holding I Corporation Stock Option Plan, as may be amended from time to time (the “2012 Option Plan”) and has from time to time granted Company Stock Options, Company RSU Awards and Company PSU Awards

under the At Home Group Inc. Equity Incentive Plan, which was originally adopted in September 2015 and subsequently amended and restated and approved by the At Home Board in July 2016, as further amended and approved by the Company’s stockholders in June 2018 (together with the 2012 Option Plan, the “Equity Plans”). Pursuant to the terms of the Merger Agreement, each Company Stock Option that is vested immediately prior to the Effective Time or that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the Merger pursuant to the applicable award’s terms, will, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the product of the excess, if any, of the merger consideration over the exercise price of the Company Stock Option, multiplied by the number of shares of Company common stock subject to the Company Stock Option (less applicable taxes) (and any such Company Stock Option that has an exercise price per share that is greater than or equal to the merger consideration shall be cancelled for no consideration). In addition, under the terms of the Merger Agreement, each Company RSU Award that is outstanding immediately prior to the Effective Time, and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the Merger pursuant to the applicable award’s terms, will, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive an amount in cash equal to the merger consideration in respect of each underlying share of Company common stock subject to such Company RSU award (less applicable taxes). Also under the terms of the Merger Agreement, each Company PSU Award that is outstanding immediately prior to the Effective Time, and that is scheduled to become vested on or prior to the first anniversary of the date of the closing of the Merger pursuant to the applicable award’s terms, will, as of the Effective Time, become fully vested with respect to the number of shares of Company common stock with respect to which such Company PSU Award by its terms would have remained issued, outstanding, and eligible to vest following the Effective Time based on the good faith determination by the At Home Board of achievement of the performance goals applicable to the Company PSU Award and be converted into the right to receive an amount in cash equal to the merger consideration in respect of each underlying share of Company common stock (less applicable taxes).
Except as otherwise agreed in writing between any holder of a Company Stock Option, Company RSU Award, or Company PSU Award on the one hand and Parent on the other, under the terms of the Merger Agreement, each Company Stock Option, Company RSU Award, and Company PSU Award that is outstanding immediately prior to the Effective Time and that would not by its terms vest on or prior to the first anniversary of the closing of the Merger (the “Long-Vesting Company Stock Options,” “Long-Vesting Company RSU Awards,” and “Long-Vesting Company PSU Awards,” respectively, and, collectively, the “Long-Vesting Company Equity Awards”) will be cancelled and converted automatically into an RCA in an amount in cash equal to the amount payable as calculated above for such type of award that vests on or prior to the first anniversary of the date of the closing of the Merger. Any RCA issued by Parent or the Surviving Corporation shall be subject to the same terms and conditions (including vesting conditions and schedules) applicable to the Long-Vesting Company Equity Award from which such RCA was converted, except that any RCA converted from a Long-Vesting Company PSU Award will no longer be subject to performance-based vesting conditions. If an RCA was converted from a Long-Vesting Company Equity Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, then the vesting of that RCA will be accelerated to the date that is one day immediately prior to the first anniversary of the date of the closing of the Merger and on that date, the portion of the applicable RCA that vests, if any, will be payable to the holder of that RCA (less applicable taxes).
Exchange and Payment Procedures
Prior to the closing of the Merger, Parent will designate the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, or such other bank or trust company reasonably acceptable to At Home (the “Payment Agent”), to make payments of the Merger consideration to stockholders who did not tender their Shares to Purchaser pursuant to the Offer. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent cash sufficient to pay the aggregate Offer Price to stockholders who did not tender their shares to Purchaser pursuant to the Offer.
Promptly following the Effective Time (and in any event within five business days), the Payment Agent will mail to each holder of record (as of immediately prior to the Effective Time) a letter of transmittal in customary form and instructions for use in effecting the surrender of such holder’s shares of At Home common stock represented by such holder’s certificate(s) or book-entry shares in exchange for the Offer Price payable in respect of such shares. The amount of any consideration paid to stockholders may be reduced by any applicable withholding taxes.
If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of At Home common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Offer Price. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of At Home, Parent and Purchaser.
The Merger Agreement contains representations and warranties of the Company, subject to certain exceptions in the Merger Agreement, in the company disclosure schedule delivered in connection with the Merger Agreement and in the Company’s public filings, as to, among other things:
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organization and power to do business;

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subsidiaries;

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capitalization;

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corporate power and authority, including with respect to the Special Committee, relating to the execution, delivery and performance of the Merger Agreement;

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consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations;

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the forms, reports, statements, certifications, schedules and other documents required to be filed or furnished with the SEC, compliance of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of known material complaints, allegations, assertions or claims regarding the Company’s accounting practices and compliance in all material respects with applicable listing and corporate governance rules and regulations of the NYSE;

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the absence of certain changes or events;

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the accuracy of the information supplied for the purposes of this Offer to Purchase;

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compliance with applicable laws, the provisions of anti-bribery and anti-corruption laws, export and sanctions regulations, and consumer product safety laws;

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tax returns and other tax matters;

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the absence of certain liabilities;

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the absence of certain actions, proceedings or orders;

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employee benefit plans and other agreements, plans and policies with or concerning employees;

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intellectual property, privacy and information technology;

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material contracts;

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real and personal property matters;

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the absence of certain liabilities relating to, and violations of, environmental laws;

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insurance policies;

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the opinion of the Special Committee’s financial advisor;

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brokers’ fees;

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takeover statutes and the Company’s lack of any stockholder rights agreement or similar anti-takeover plan; and

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related party transactions.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the Merger Agreement and the parent disclosure schedule delivered in connection with the Merger Agreement, as to, among other things:
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organization and power to do business;

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capitalization and activities of Merger Sub;

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corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

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consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations;

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the accuracy of the information supplied for the purposes of this Offer to Purchase;

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the absence of certain actions, proceedings or orders;

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the executed equity commitment letter and debt commitment letter reflecting commitments to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the debt and equity financing, when funded in accordance with the commitment letters, to pay the aggregate merger consideration and the other amounts payable under the Merger Agreement, and the enforceability of the commitment letters;

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the accuracy, completeness and enforceability of the limited guarantee delivered by the guarantors with respect to certain obligations of Parent in connection with the Merger Agreement;

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the absence of beneficial ownership of Company common stock by Parent and its subsidiaries;

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the absence of any arrangements between Parent or Merger Sub (or their respective affiliates), on the one hand, and, on the other hand, any stockholder, director, officer or other affiliate of the Company or any of its subsidiaries relating to the Merger Agreement (or the transactions contemplated thereby) or the surviving corporation or any of its subsidiaries, businesses or operations (including as to continuing employment), except as expressly authorized by the Company;

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brokers’ fees; and

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solvency.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “company material adverse effect” or “parent material adverse effect” qualification, as discussed below.
For purposes of the Merger Agreement, a “company material adverse effect” means any fact, circumstance, change, event, occurrence or effect that (1) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or (2) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from completing the merger. However, for the purposes of clause (1), none of the following, and no effect arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a company material adverse effect has occurred or would reasonably be expected to occur:
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any facts, circumstances, changes, events, occurrences or effects generally affecting (a) the industries in which the Company and its subsidiaries operate or (b) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration of the credit markets generally;

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any facts, circumstances, changes, events, occurrences or effects, to the extent arising out of, resulting from or attributable to (a) changes or prospective changes in law, in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (b) entry into, consummation and performance of the Merger Agreement and the transactions contemplated thereby and the public announcement thereof, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, regulators or third parties (except with respect to the Company’s representations and warranties and the related closing condition relating to consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations), (c) acts of war (whether or not declared) or any outbreaks of hostilities, sabotage or terrorism, or escalations or worsening thereof, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, epidemics, pandemics or outbreaks of illness (including COVID-19) or other public health event or other force majeure events, whether or not weather-related, (e) any civil unrest, regulatory and political conditions or developments, or any response of any governmental entity thereto, (f) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, (g) any legal proceedings made or brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable law, or other litigation (except, solely with respect to such other litigation, with respect to the Company’s representations and warranties and the related losing condition relating to consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations), arising out of or related to the Merger Agreement or the transactions contemplated thereby, (h) actions or omissions of the Company or any of its subsidiaries requested or consented to in writing by Parent or expressly required by the Merger Agreement, (i) any decline in the market price, or change in trading volume of the common stock of the Company (or the volatility thereof) or (j) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position or other metrics; or

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any item or matter disclosed in the company disclosure schedule. any item or matter disclosed in the company disclosure schedule.

Conduct of Business Pending the Merger
The Merger Agreement provides that, from and after the date of the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement, except: (i) with Parent’s prior written consent (which may not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable law, (iii) any COVID-19 Response (as defined herein) taken or omitted to be taken, after written notice provided reasonably in advance of such action or omission to and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as expressly contemplated by the Merger Agreement or (v) as set forth in the company disclosure schedule to the Merger Agreement, the Company will, and will cause its subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with suppliers and other third parties with whom the Company and its subsidiaries have significant business relationships, and will not and will cause its subsidiaries not to, take any of the following actions (except as may be permitted under the foregoing clauses (i), (ii), (iv) and (v)) to maintain its existence in good standing pursuant to applicable law;
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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for dividends or distributions by a subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company;

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other than in the case of wholly owned subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

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issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (1) in connection with the exercise, vesting or settlement, as applicable, of Company equity awards outstanding May 6, 2021 or granted in accordance with the Merger Agreement, including with respect to the satisfaction of tax withholding and, with respect to Company Stock Options outstanding May 6, 2021 or granted in accordance with the Merger Agreement, the payment of the exercise price, (2) the issuance of any shares of capital stock or equity interests to the Company or any of its wholly owned subsidiaries and (3) the grant of any liens to secure obligations of the Company or any of its subsidiaries in respect of any indebtedness permitted under the ninth bullet point in this section;
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amend the certificate of incorporation or bylaws of the Company or amend other similar organizational documents of any subsidiary of the Company, except, in the case of subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated by the Merger Agreement;

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other than (1) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (2) pursuant to transactions that would be permissible under each of the sixth and seventh bullet points in this section or (3) in transactions among wholly owned subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any person or make any investments in or loans or capital contributions to any other person (other than the Company or any of its wholly owned subsidiaries);

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other than capital expenditures contemplated by the Company’s capital budget, made available to Parent before execution of the Original Merger Agreement, make any capital expenditures that exceed $5 million in the aggregate;

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other than in the ordinary course of business consistent with past practice (excluding in all cases, for the avoidance of doubt, any such transactions referred to in the eighth bullet point in this section) or in transactions among wholly owned subsidiaries of the Company, sell, lease, license, allow the expiration or lapse of (with respect to intellectual property registration or applications material to the business of the Company or its subsidiaries as currently conducted), encumber (other than liens securing indebtedness permitted under the ninth bullet point of this section or permitted liens (as defined in the Merger Agreement)), or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or assets for a purchase price or, if no purchase price is received, with a value in excess of $1 million individually or $2 million in the aggregate;

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enter into any agreement for the sale and leaseback of (1) certain real property currently owned or leased by the Company or its subsidiaries or (2) any other interest in real property;

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create, incur, assume or otherwise be liable with respect to, or modify the terms of, any indebtedness for borrowed money, excluding (1) indebtedness (including guarantees) solely among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries or (2) indebtedness incurred pursuant to the terms of certain contracts set forth in the company disclosure schedule to the Merger Agreement, provided that any indebtedness incurred or modified in accordance with this bullet point is not reasonably expected to adversely affect the ability of Parent or Merger Sub to consummate the debt financing or the ability of the Company to comply with the provisions of the Merger Agreement related to the redemption of the Company’s existing senior secured notes;

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other than in the ordinary course of business consistent with past practice, enter into, renew or extend, materially amend, or terminate (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof) or waive any material right, remedy or default under certain material contracts, other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction permitted by this section;

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merge, combine or consolidate the Company or any of its subsidiaries with and into any other person, other than, in the case of any subsidiary of the Company, to effect any acquisition permitted by the fifth bullet point of this section or any disposition permitted by the seventh bullet point of this section and other than transactions solely among wholly owned subsidiaries of the Company;

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adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution (other than with respect to or among wholly owned subsidiaries of the Company);

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waive, settle or compromise any pending or threatened action against the Company or any of its subsidiaries, other than waivers, settlements or agreements (1) for an amount not in excess of $2 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (2) that do not impose any material restrictions on the operations or businesses of the Company or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

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except as required by any Company benefit plan or applicable law, (1) increase the compensation or severance benefits of any director, officer, employee or individual independent contractor of the Company or any of its subsidiaries, except for increases in base salary and payments of cash incentive compensation to non-executive officers, in each case, in the ordinary course of business consistent with past practice, (2) adopt any material new employee benefit plan or arrangement or materially amend, modify or terminate any existing Company benefit plan, in each case other than (a) as would not materially increase the cost to the Company or its subsidiaries, or (b) offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees who are not executive officers and that do not provide for any severance benefits (3) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company benefit plan, (4) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of its subsidiaries or enter into any collective bargaining agreements or (5) hire or terminate the employment or services of any executive officer of the Company, other than because such executive officer committed an act or omission constituting cause or due to permanent disability;

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make any change in financial accounting methods, principles, policies or practices of the Company or any of its subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable law;

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(1) make, change or revoke any material tax election, (2) enter into any settlement or compromise of any material tax liability, (3) file any amended material tax return that would result in a change in tax liability, taxable income or loss, (4) adopt or change any method of tax accounting or annual tax accounting period, (5) enter into any closing agreement relating to any material tax liability, (6) agree to extend the statute of limitations in respect of any material amount of taxes or (7) surrender any right to claim a material tax refund;

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guarantee any indebtedness or enter into any “keep well” or other agreement maintaining the financial condition of another person (other than the Company or any of its subsidiaries) or enter into any agreement having the economic effect of any of the foregoing;

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enter into any new line of business outside of the Company’s and its subsidiaries’ existing businesses as of the date of the Original Merger Agreement;

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adopt a shareholder rights plan or “poison pill”;

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enter into or amend any contract with, or make any payment to, any former or present director or officer of the Company or any of its subsidiaries, or affiliates of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to the fourteenth bullet point in this section); or

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agree to take, make any commitment to take, or adopt any resolutions of the At Home Board or any committee thereof (including the Special Committee) in support of, any of the foregoing.

For purposes of the Merger Agreement, “COVID-19 Response” means any action reasonably taken or reasonably omitted to be taken by us in response to COVID-19 or any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, guidelines or recommendations promulgated by any governmental entity so long as such actions are either required by applicable law and consistent with reasonable actions taken by us prior to the date of the Merger Agreement.

In addition, the Company, Parent and Merger Sub have agreed that, except as contemplated by the Merger Agreement, they will not, and will not permit their respective subsidiaries to, take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the completion of the merger and the other transactions contemplated by the Merger Agreement.
The “Go-Shop” Period — Solicitation of Other Offers
Under the Original Merger Agreement, from the date of the Original Merger Agreement until 11:59 p.m. New York City time on June 14, 2021, the Company and its representatives had the right to (1) initiate or solicit, or knowingly facilitate or encourage, any inquiry and (2) engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or inquiry or that would reasonably be expected to lead to an acquisition proposal, or, subject to the entry into, and in accordance with, an acceptable confidentiality agreement, provide any access to its properties, books or records or any non-public information to any person (and such person’s representatives and prospective equity and debt financing sources) relating to the Company or any of its subsidiaries in connection with the foregoing; provided that (i) the Company must have provided to Parent any information relating to the Company or any of its subsidiaries that was not previously provided or made available to Parent substantially concurrently with (and in any event within 24 hours after) the time it is furnished to such person (and such person’s representatives and prospective equity and debt financing sources) and (ii) the Company and its subsidiaries were not permitted to pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such person in connection with any acquisition proposals or inquiries.
At Home’s Board of Directors, with the assistance of its exclusive financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”), actively and diligently solicited alternative acquisition proposals from potentially interested third parties. In total, 24 third parties, including 17 financial sponsors and 7 potential strategic acquirors were contacted; however, during the “go-shop” period only one of the parties signed a nondisclosure agreement, and none of the parties expressed interest in pursuing a potential transaction involving the Company. In addition, Goldman Sachs received no inbound inquiries from other potentially interested parties during the “go-shop” period.
The “go-shop” period expired at 11:59 p.m. New York City time on June 14, 2021.
At Home Special Committee’s Recommendation and At Home Board of Directors’ Recommendation; Company Board Recommendation Change
As described above, and subject to the provisions described below, acting upon the unanimous recommendation of the Special Committee, the At Home Board has unanimously made the recommendation that At Home stockholders tender their Shares to Purchaser pursuant to the Offer on the terms and conditions set forth in the Merger Agreement. Except as expressly permitted by the Merger Agreement, neither the At Home Board nor any committee thereof (including the Special Committee) may:
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withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the recommendation of the At Home Board that the Company’s stockholders adopt the Merger Agreement (the “Company Recommendation”);

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fail to include the Company Recommendation in this Offer;

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adopt, approve, recommend, endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any Acquisition Proposal;

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fail to publicly reaffirm the Company Recommendation within 10 business days after Parent so requests in writing following any public disclosure of an Acquisition Proposal (other than of the type described below) from any person other than Parent or Merger Sub or any of their respective affiliates (provided that if the special meeting is scheduled to be held within 10 business days of such written request, promptly and in any event prior to two business days before the date the special meeting is scheduled to be held); or

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fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement of the tender offer or exchange offer (or, if the special meeting is scheduled to be held within 10 business days from the date of the commencement, promptly and in any event prior to two business days before the date the special meeting is scheduled to be held).
The actions described in the bullet points above are referred to in this Offer as a “Change of Recommendation,” except that any “stop-look-and-listen” or similar communication described below or the failure by the At Home Board or the Special Committee to take a position with respect to an Acquisition Proposal referred to in the fourth bullet point above or a tender offer or exchange offer referred to in the fifth bullet point above will not be deemed a Change of Recommendation if the communication is made or the position is taken prior to the tenth business day after the commencement of the tender offer or exchange offer or Parent’s written request following the public disclosure of the Acquisition Proposal, as applicable (or such earlier time as referenced above).
However, prior to the Termination Date, (1) if an intervening event (as defined below) occurs and the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Recommendation in light of such intervening event would be reasonably likely to be inconsistent with their fiduciary obligations under applicable law, the At Home Board (acting upon the recommendation and direction of the Special Committee) may make a Change of Recommendation contemplated by the first and second bullet points above or (2) if the Company receives, directly or indirectly through one or more of its representatives, after the no-shop period start date an unsolicited, written, bona fide Acquisition Proposal that the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee conclude in good faith, after consultation with their financial advisor and outside legal counsel, constitutes a superior proposal and such Acquisition Proposal did not result from a material breach by the Company of the provisions of the Merger Agreement, the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee may effect a Change of Recommendation and/or terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement providing for such superior proposal, provided that in either case:
The Company must have given Parent at least three business days’ prior written notice that it intends to make a Change of Recommendation (a “Notice of Change of Recommendation”) and/or terminate the Merger Agreement, which notice must specify in reasonable detail the basis for the Change of Recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof along with a copy of any proposed agreement in respect of such superior proposal or, in the case of an intervening event, reasonable detail regarding the intervening event;
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after providing such notice and prior to making a Change of Recommendation and/or terminating the Merger Agreement, the Company must have negotiated, and must have caused its representatives to be available to negotiate, in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during the three-business day notice period (the “Notice Period”) to make adjustments to the terms and conditions of the Merger Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate the Merger Agreement; and

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at the end of the three-business day Notice Period, the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee must have determined in good faith, after consultation with their outside legal counsel and, with respect to a superior proposal giving rise to the Notice of Change of Recommendation, their financial advisor, taking into account any changes to the Merger Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation, that (1) the superior proposal giving rise to the Notice of Change of Recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the At Home Board and the Special Committee to make a Change of Recommendation would continue to be reasonably likely to be inconsistent with their fiduciary obligations under applicable law.

Any amendment to the financial terms or any other material change to the terms of a superior proposal requires the Company to deliver a new Notice of Change of Recommendation and to comply with the requirements in the bullets above, provided, that subsequent to the initial notice period, the Notice Period will only be two business days instead of three business days.

Under the Merger Agreement, an “intervening event” means a material event, occurrence, development or change in circumstances with respect to the Company and its subsidiaries, taken as a whole, that occurred or arose after the date of the Merger Agreement, which was unknown to, nor reasonably foreseeable by, the At Home Board or the Special Committee as of the date of the Merger Agreement and becomes known to or by the At Home Board or the Special Committee before the Expiration Date, provided that the following do not constitute, and will not be considered in determining whether there has been, an intervening event: (1) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof and (2) changes in the market price or trading volume of the shares of the Company or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided that the underlying causes of such change or fact will not be excluded by clause (2)).
The Merger Agreement does not prohibit the Company, the At Home Board or (or any committee thereof, including the Special Committee) from (1) complying with its disclosure or fiduciary obligations under applicable law or disclosure obligations under NYSE rules, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (2) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders, including any similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer), provided that (i) except as provided in the next sentence, any disclosure made as permitted under clause (1) (other than any “stop-look-and-listen” or similar communication) that relates to an Acquisition Proposal will be deemed a Change of Recommendation unless the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee expressly publicly reaffirm the Company Recommendation in connection with such disclosure and (ii) none of the Company, the At Home Board or the Special Committee will be permitted to recommend any Acquisition Proposal (including that the Company’s stockholders tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal) or otherwise make a Change of Recommendation with respect thereto, except as permitted as described above. Any “stop-look-and-listen” or similar communication permitted under clause (2) above made prior to the tenth business day after the commencement of such tender offer or exchange offer (or, if earlier, no fewer than two business days prior to the date on which the special meeting is scheduled to be held) will not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate the Merger Agreement.
The Company must promptly (and in any event within 24 hours) notify Parent in writing if any Acquisition Proposal is received by the Company, any of its subsidiaries or any of its representatives, indicating (except to the extent prohibited by any applicable law or contract in effect as of the date of the Merger Agreement) the identity of the person or group of persons making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including, if applicable, copies of any written Acquisition Proposal and any proposed agreements related thereto). The Company must (1) promptly (and in any event within 24 hours) notify Parent in writing (a) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an Acquisition Proposal and (b) thereafter of any change to the financial or other material terms and conditions of any Acquisition Proposal, and (2) otherwise keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, discussions or negotiations on a reasonably prompt basis, including by providing a copy of all written proposals, offers or drafts of proposed agreements. The Company shall not, and shall cause its subsidiaries not to, enter into any confidentiality or similar agreement that would prohibit them from providing such information to Parent.
In addition, notwithstanding anything to the contrary contained in the Merger Agreement, the Company may terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any person (1) if the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee determine in good faith after consultation with their outside legal counsel that failure to take such action could be reasonably likely to be inconsistent with their fiduciary obligations under applicable law and (2) to the extent such provisions would prohibit any person or group from making an Acquisition Proposal privately to the At Home Board and the Special Committee; provided that the Company promptly (and in any event within 24 hours) provides written notice to Parent thereof

(including the identity of such counterparty) after granting any such limited waiver, amendment or release as provided in the immediately preceding paragraph.
Employee Matters
During the period commencing on the closing date and ending on the first anniversary thereof, Parent has agreed to, and has agreed to cause its applicable subsidiary to, provide each continuing employee of the Company and its subsidiaries with (i) a base salary or regular hourly wage (whichever is applicable) and a short-term cash incentive compensation opportunity, that, in each case, is not less than the base salary or regular hourly wage and short-term cash incentive compensation opportunity in effect for, or available to, the applicable continuing employee as of immediately prior to the Effective Time, and (ii) other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits) that are, in each case, substantially similar in the aggregate to the other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits), respectively, provided or available to the applicable continuing employee as of immediately prior to the Effective Time.
During the period commencing on the closing date and ending on the first anniversary thereof, the surviving corporation will provide each continuing employee whose employment is terminated by Parent or one of its subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such continuing employee as of immediately prior to the Effective Time as set forth in the company disclosure schedule to the Merger Agreement.
Parent has agreed to cause any employee benefit plans of Parent and its subsidiaries in which the continuing employees are entitled to participate after the closing date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its subsidiaries (and any predecessors) as if such service were with Parent or its subsidiaries.
In addition, with respect to any employee benefit plans maintained by Parent and its subsidiaries for the benefit of the continuing employees following the closing date Parent has agreed to, and to cause the surviving corporation and its subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee to the same extent waived under the analogous Company benefit plan prior to the closing date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such later date on which a continuing employee commences participation in any new plan of the surviving corporation and its subsidiaries) under analogous Company benefits plans.
Efforts to Close the Merger
The Company, Parent and Merger Sub have agreed to, and to cause their respective subsidiaries to, each use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing (and, in the case of Parent, to use reasonable best efforts to cause its equity financing sources for the merger and their affiliates to assist and cooperate as necessary or appropriate with the other parties), all things necessary, proper or advisable under the Merger Agreement or applicable law or otherwise complete and make effective the transactions contemplated by the Merger Agreement as soon as practicable, including to (1) obtain from any governmental entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent, or any of their respective affiliates in connection with the authorization, execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, (2) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to the Merger Agreement and transactions contemplated thereby under (i) any applicable federal or state securities law, (ii) the HSR Act and any other applicable regulatory law and (iii) any other applicable law, (3) subject to the provisions of the Merger Agreement described in the section of this Offer to Purchase entitled “The

Merger Agreement — Coordination on Transaction Litigation,” defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the transactions contemplated thereby and (4) execute and deliver any additional instruments necessary to complete the transactions contemplated by the Merger Agreement. However, the Company and its subsidiaries will not be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain consent or approval required for the completion of the Merger under any contract. Further, without Parent’s prior written consent, neither the Company nor its subsidiaries may pay or commit to pay any third party whose consent or approval is being solicited any amount of cash or other consideration, or make any commitment or incur any liability or other obligation in connection therewith, in each case other than fees for the filings described in clause (2) above and certain other agreed costs and expenses.
The Company, Parent and Merger Sub must (1) subject to any restrictions under any regulatory law, promptly notify each other of any communication to that party from any governmental entity with respect to the Merger Agreement and the transactions and other agreements contemplated by the Merger Agreement and permit the other parties to review in advance any proposed material communication to any governmental entity, (2) unless required by applicable law, not agree to participate in any meeting or teleconference with any governmental entity in respect of any filing, investigation or other Inquiry with respect to the Merger Agreement and the transactions and other agreements contemplated by the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat, (3) subject to any restrictions under any regulatory law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its subsidiaries and their respective representatives on the one hand, and any governmental entity or members of its staff on the other hand, with respect to the Merger Agreement and the transactions and other agreements contemplated by the Merger Agreement (excluding documents and communications subject to the attorney client privilege or other privilege or trade secret protection or the work product doctrine), and (4) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity in connection with the Merger Agreement and the transactions and other agreements contemplated by the Merger Agreement, including any filings necessary or appropriate under the provisions of any regulatory law; provided that the Company, Parent and Merger Sub may each reasonably designate competitively sensitive material as “outside counsel only material.” Materials provided to the other party or its counsel pursuant to the foregoing may be redacted to remove references concerning the valuation of the Company, privileged communications or other competitively sensitive material.
Cooperation with Debt Financing
Parent and Purchaser (the “Borrower”) have received a second amended and restated commitment letter, dated as of June 15, 2021 (the “Commitment Letter”), from Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (together with its designees and affiliates, “BofA Securities” and, together with Bank of America, “BofA”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), BNP Paribas (“BNPP”), BNP Paribas Securities Inc. (“BNPPSC” and, together with BNNP, “BNP Paribas”), PNC Capital Markets LLC (“PNC Capital Markets”), PNC Bank, National Association (“PNC Bank”), and U.S. Bank National Association (“USB” and, together with BofA, Barclays, DBNY, DBCI, DBSI, Wells Fargo, BNP Paribas, PNC Capital Markets, and PNC Bank L.P., the “Debt Financing Sources”) pursuant to which the Debt Financing Sources made loan commitments for the purpose of financing a portion of the funds required to complete the Offer and the Merger and the refinancing of certain indebtedness of At Home (such commitments, the “Debt Financing”). The proceeds of the Debt Financing, together with the Equity Financing will be sufficient to fund the acquisition of At Home, the refinancing of the indebtedness of At Home described below, and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.
Pursuant to the Commitment Letter, the Debt Financing Sources have committed to provide, subject to the terms and conditions of the Commitment Letter, (i) an asset-based lending credit facility in an aggregate principal amount of up to $400,000,000 with a term of five years from the closing of the Offer (the “Closing”) (the “ABL Credit Facility”), (ii) a senior secured term loan facility in an aggregate principal amount of $900,000,000 with a term of seven years from the Closing (the “Term Loan Credit Facility” and, together with the ABL Credit Facility, the “Credit Facilities”) and (iii) to the extent that less than $500,000,000 of senior unsecured notes are issued on or prior to the Closing Date, a senior unsecured bridge loan facility in an aggregate principal amount of up to $500,000,000. Borrowings under the Term Loan Credit Facility are expected to bear interest, at the Borrower’s option, at a rate per annum equal to either (a) an adjusted base rate plus an applicable margin of 3.50% or (b) an adjusted LIBOR rate plus an applicable margin of 4.50%. From and after the delivery by the Borrower to the administrative agent of financial statements for the first full fiscal quarter completed after the Closing, the applicable margins for the Term Loan Credit Facility will be subject to a stepdown (a) of 25 basis points if our first lien net leverage ratio is equal to or less than 3.00:1.00 and (b) of a further 25 basis points if our first lien net leverage ratio is equal to or less than 2.50:1.00. Borrowings under the ABL Credit Facility are expected to bear interest, at the Borrower’s option, at a rate per annum equal to, at the Borrower’s option, either (a) an adjusted base rate plus an applicable margin of 0.50% or (b) an adjusted LIBOR rate plus an applicable margin of 1.50%. From and after the delivery by the Borrower to the administrative agent of financial statements for the first full fiscal quarter completed after the Closing the applicable margins for the ABL Credit Facility will be subject to a stepdown of 25 basis points if the average historical availability of the ABL Credit Facility over the previous fiscal quarter has been greater than or equal to 50.0%.
The ABL Credit Facility commitments will be secured by senior priority liens on substantially all of the personal property consisting of all accounts receivable, inventory, payment intangibles consisting of credit card receivables, cash, deposit accounts, securities and commodity accounts oil and gas properties and other assets of Parent, Purchaser, At Home and each of At Home’s existing and subsequently acquired or organized direct or indirect material wholly-owned domestic restricted subsidiaries (the “ABL Priority Collateral”) and (ii) a second-priority lien security interest on remaining assets not constituting ABL Priority Collateral, subject to certain exceptions, of Parent, Purchaser, At Home and each of At Home’s existing and subsequently acquired or organized direct or indirect material wholly-owned domestic restricted subsidiaries (collectively, the “Term Priority Collateral”). The borrowings under the Term Loan Facility will be secured by (i) a perfected first priority lien security interest on the Term Priority Collateral and (ii) a second-priority lien security interest on the ABL Collateral.
The funding of the Debt Financing is subject, among other things, to the execution and delivery of the definitive documentation of the Debt Financing; receipt of the H&F equity contribution; consummation of the debt refinancing described above; consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) in all material respects in accordance with the Merger Agreement; absence of any Company Material Adverse Effect (as defined in the Merger Agreement); the Debt Financing Sources’ receipt of certain historical and pro forma financial information; and certain other customary closing conditions.
Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing and any replacement Debt Financing on the terms and conditions described in the debt commitment letter or replacement Debt Financing documents, as applicable, as promptly as possible, taking into account the expected timing of the marketing period but in any event prior to the date upon which the Merger is required to be completed pursuant to the terms of the Merger Agreement. The Company is required to use reasonable best efforts to, and to cause its subsidiaries to use their reasonable best efforts to, and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the Debt Financing, subject to certain limitations.
For purposes of the merger agreement, “marketing period” means the first period of 18 consecutive business days commencing on or after the date of the Merger Agreement throughout which (1) Parent must have the required financial information (as defined below) and such required financial information is compliant (as defined in the merger agreement) (it being understood and agreed that if the required financial information is not compliant at any time during such 18 consecutive business day period, the marketing period shall terminate and restart when such required financial information is compliant), (2) the Offer

Conditions (other than the conditions set forth in Sections (a) and (h) of Annex I of the Merger Agreement) must have been satisfied (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time), assuming that the Offer Acceptance Time were to occur any time during such 18 consecutive business-day period, or (to the extent permitted by applicable law) waived, and (3) during the last three business days of such 18 consecutive business-day period, the condition set forth in Section (a) of Annex I of the Merger Agreement must have been satisfied; provided, however, that (i) July 5, 2021, will not constitute a business day for purposes of the 18 consecutive business-day period (although such exclusion will not restart such period), (ii) if such 18 consecutive business day period has not been completed on or prior to August 20, 2021, then such period shall be deemed to have not commenced prior to September 7, 2021, and (iii) the marketing period will be deemed not to have commenced if, after the date of the Original Merger Agreement and prior to the completion of such 18 consecutive business-day period, (A) the independent auditors of the Company will have withdrawn their audit opinion with respect to any year-end audited financial statements of the Company and its subsidiaries included in the required financial information, in which case the marketing period will be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent have issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its subsidiaries included in the required financial information will have been restated or the Company will have determined or publicly announced that a restatement of any financial statements of the Company and its subsidiaries included in the required financial information is required, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the required financial information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement will be required. However, if the Company in good faith reasonably believes that it has provided the required financial information that is compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to required financial information that is compliant), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition) such 18 consecutive business-day period referred to above will be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes the Company has not provided the required financial information (or that such required financial information is not compliant) or that clauses (2) or (3) of this definition have not been satisfied and, within three business days after the Company’s giving of such notice, gives a written notice to the Company to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the marketing period will end on any date earlier than the date indicated in the definition above if the debt financing is consummated and the full proceeds thereof received on such earlier date.
Indemnification and Insurance
From and after the Effective Time, Parent and the surviving corporation must, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company and its subsidiaries and each fiduciary of a company benefit plan (collectively, together with such person’s heirs, executors or administrators, as the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director or officer of the Company or any of its subsidiaries or a fiduciary of a company benefit plan or services performed by such persons at the request of or for the benefit of the Company or its subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, in connection with (1) the transactions contemplated by the Merger Agreement and (2) actions to enforce the provision of the Merger Agreement described here or any other indemnification, exculpation or advancement right of any Indemnified Party. The rights of the Indemnified Parties set forth in the Merger Agreement are in addition to any rights the Indemnified Parties may have under the Company’s organizational documents or certain indemnification agreements listed on company disclosure schedule. For a period of six years from and after the Effective Time, Parent is required, unless otherwise prohibited by applicable law, to cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of the Merger Agreement in the certificate of incorporation and bylaws of the Company, and not to amend, repeal or otherwise modify those provisions in a manner that would adversely affect the rights of any Indemnified Party. In addition, from and after the Effective Time, each of Parent and the surviving corporation must advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within 10 days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable law, provided that any person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.
In addition, prior to the Effective Time, the Company must obtain and fully pre-pay the premium for (and, following the Effective Time, the surviving corporation must, and Parent must cause the surviving corporation to, maintain with reputable and financially sound carriers) the extension of (1) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (2) the Company’s existing fiduciary liability insurance policies (“D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date of the Merger Agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, maintain the D&O Insurance for such six-year period or purchase comparable insurance as the D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date of the Merger Agreement. In no event will the Company or the surviving corporation be required to expend for any such policies pursuant to the foregoing an annual premium amount in excess of 300% of the current aggregate annual premium paid by the Company for such insurance and, if the annual premiums of such insurance coverage exceeds such maximum amount, the Company or the surviving corporation will obtain a policy with the greatest coverage available for such maximum amount.
For additional information, please refer to At Home’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Coordination on Transaction Litigation
The Company, Parent and Merger Sub have agreed, subject to the preservation of attorney-client or other applicable privilege, trade secret protection and the provisions of the Merger Agreement governing the use and disclosure of confidential information, to keep the other party reasonably informed on a current basis with respect to any actions commenced against it or any of its affiliates arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement (“Transaction Litigation”), to reasonably consult with the other party and give consideration to the other’s advice regarding Transaction Litigation, and to give the other party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, provided that the Company will in any event control any such defense, settlement or prosecution. The Company, Parent and Merger Sub have agreed not to settle any Transaction Litigation without the written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).
Conditions to the Completion of the Offer and the Merger
The respective obligations of Parent and Merger Sub to complete the Offer are subject to the satisfaction or waiver by Parent (other than the Minimum Condition) at or prior to the Effective Time of the following additional conditions:
•
there being validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn as of the Expiration Date (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares owned by Merger Sub or its “affiliates” (as defined in Section 251(h) of the DGCL), equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (including any such Shares acquired in connection with Tax withholding or payment of the exercise price for the exercise of Company Stock Options) (the “Minimum Condition”);
•
the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “company material adverse effect” or other qualification provided in the Merger Agreement;

•
the performance by the Company in all material respects of the agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•
the receipt by Parent of a certificate signed by an executive officer of the Company, dated as of the closing date, to the effect that the conditions set forth in the two preceding bullet points have been satisfied;

•
no material adverse effect on the Company having occurred since the date of the Original Merger Agreement;

•
any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

•
the marketing period shall have ended; and

•
the Merger Agreement shall not have been terminated in accordance with its terms.

In addition, each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
•
the absence of any law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger; and

•
Merger Sub (or Parent on Merger Sub’s behalf) shall have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and consummated the Offer.

No party may rely, either as a basis for not completing the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement or terminating the Merger Agreement and abandoning the merger, on the failure of a condition to closing set forth in the Merger Agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing of such transaction to occur as required by the Merger Agreement.
Termination
The Merger Agreement may be terminated and the merger may be abandoned in the following circumstances:
•
at any time prior to the Termination Date by the mutual written consent of the Company and Parent (and, in the case of the Company, the At Home Board (acting upon the recommendation of the Special Committee) and the Special Committee);

•
at any time prior to the Effective Time by either the Company or Parent:

•
if the Offer Acceptance Time has not occurred on or before 11:59 p.m. New York city time on November 6, 2021 (the “Termination Date”); provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the Offer to have been completed on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement;

•
prior to the Offer Acceptance Time, if the Offer shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to any party whose failure to satisfy any agreements or covenants under the Merger Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer Conditions; or
•
if an order by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and non-appealable or any statute, rule or regulation will have been enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement.

•
by the Company:

•
at any time prior to the Expiration Date, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a superior proposal in accordance with the Merger Agreement, subject to complying with the terms of the Merger Agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent (or its designee) the company termination fee described below;

•
at any time prior to the Effective Time, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, which breach (1) would give rise to the failure of a condition to the obligation of the Company to complete the Merger and (2) is either not capable of being cured before the Termination Date or is not cured before the earlier of 30 business days following receipt of written notice from the Company of such breach or the Termination Date; provided that the Company will not have the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the Merger Agreement, such that any condition to the obligations of Parent or Merger Sub to complete the Merger would not be satisfied if the closing date were the date of such termination;

•
at any time following the Expiration Date, if (i) all of the Offer Conditions have been satisfied or waived at or prior to the Expiration Date (other than those Offer Conditions that by their nature are to be satisfied at the Expiration Date, but subject to such conditions being able to be satisfied at the Expiration Date); (ii) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with the Merger Agreement; (iii) the Company has delivered written notice (the “Company’s notice”) to Parent of the Company’s intention to terminate the Merger Agreement if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer by one minute after 11:59 p.m. (New York City time) on the third (3rd) business day following the date of the Company’s delivery of the Company’s notice (the “Failure Notice Period”), (iv) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer prior to the expiration of the Failure Notice Period and (v) as of the expiration of the Failure Notice Period, upon written request by Parent, the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Transactions on the date of such confirmation and throughout the three (3) business day period following delivery of such confirmation; or

•
prior to the Expiration Date, if Merger Sub shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) business days of the date on which Merger Sub is required to commence the Offer pursuant to the Merger Agreement; provided, that the Company shall not have the right to terminate the Merger Agreement if the Company shall have breached or failed to perform any of its covenants contained in the Merger Agreement, which breach or failure to perform is the primary cause of, or resulted in, Merger Sub not commencing the Offer in a timely manner.

•
by Parent:

•
at any time prior to the Offer Acceptance Time, if the At Home Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation or allowed the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement (other than an acceptable confidentiality agreement); or

•
at any time prior to the Effective Time if the Company has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, which breach (1) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the Merger and (2) is either not capable of being cured before the Termination Date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the Termination Date; provided that Parent will not have the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements in the Merger Agreement, such that any condition to the obligation of the Company to complete the Merger would not be satisfied if the closing date were the date of such termination.

Company Termination Fee
The Company will pay Parent (or its designee) the company termination fee in an amount equal to approximately $77.2 million in the following circumstances:
•
if the Merger Agreement is terminated by the Company at any time prior to the time Expiration Date, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a superior proposal;

•
if the Merger Agreement is terminated by Parent because the At Home Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation or allowed the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement (other than an acceptable confidentiality agreement); or

•
if all three of the following conditions are satisfied:

(1)
the Merger Agreement is terminated by (i) either the Company or Parent because the merger has not been completed on or before the Termination Date, (ii) Parent as a result of a breach by the Company of any representation, warranty, covenant or agreement in the Merger Agreement, which breach (x) gives rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to the Company’s representations, warranties, covenants and agreements in the Merger Agreement and (y) is either not capable of being cured before the Termination Date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the Termination Date;

(2)
any person has publicly proposed, announced or made an Acquisition Proposal (or in the case of clause (1)(iii), an Acquisition Proposal has been made to the Company’s management, the At Home Board or any committee thereof (including the Special Committee)) after the date of the Merger Agreement and prior to the Offer Acceptance Time and has not been withdrawn at least two business days prior to the Expiration Date (and in the case of clause (1)(iii), prior to the breach that forms the basis of the termination); and

(3)
within 12 months after the termination, the Company completes an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal that is subsequently completed (even if after such 12-month period).

provided that, for purposes of the provision referred to in this bullet point, the references to “20%” and “80%” in the definition of “Acquisition Proposal” are deemed to be references to “50%”.
In no event will the Company be required to pay the company termination fee on more than one occasion (whether or not the company termination fee may be payable under more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events) or be subject to monetary damages for a willful and material breach by the Company of its obligations under the Merger Agreement in an amount in excess of approximately $128.6 million (the “Damage Cap”) in the aggregate (including any payment of the company termination fee). In addition, in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of the Damage Cap, (2) payment of both monetary damages and the company termination fee in a combined amount in excess of the Damage Cap or (3) both (a) payment of any monetary damages and/or the company termination fee and (b) a grant of specific performance of the Merger Agreement or any other equitable remedy against the Company that results in the closing of the merger.
Parent Termination Fee
Parent will pay the Company the parent termination fee in an amount equal to approximately $128.6 million if (1) the Merger Agreement is terminated by the Company because the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the Merger Agreement described in Section 11 — “The Merger Agreement — Efforts to Complete the Merger”); all of the Offer Conditions have been satisfied or waived at or prior to the Expiration Date and Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with the Merger Agreement; the Company has delivered written notice of its intention to terminate the Merger Agreement if Merger Sub fails to consummate the Offer on the third business day following such notice; Parent and Merger Sub fail to consummate the Offer within three business days following delivery of such notice; and, upon Parent’s request, the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger on and throughout the three-business-day period following delivery of such confirmation; provided that any purported termination of the Merger Agreement by either the Company or Parent because the merger has not been completed on or before the Termination Date will be deemed to be a termination on the grounds described in this paragraph if, at the time of such termination, the Company would have been entitled to terminate the Merger Agreement on the grounds described in this paragraph or (2) prior to the Expiration Date, if Merger Sub shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 10 business days of the date on which Merger Sub is required to commence the Offer pursuant to the Merger Agreement, provided, that the Company shall not have the right to terminate the Merger Agreement if the Company shall have breached or failed to perform any of its covenants contained in the Merger Agreement, which breach or failure to perform is the primary cause of, or resulted in, Merger Sub not commencing the Offer in a timely manner.
In no event will Parent be obligated to pay the parent termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Parent or Merger Sub of their obligations under the Merger Agreement, and, as applicable, reimbursements and indemnification contemplated by the provisions of the Merger Agreement described in Section 11 “The Merger Agreement — Debt Financing and Debt Financing Cooperation” in an aggregate amount in excess of the Damage Cap. In addition, in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of the Damage Cap, (2) payment of both monetary damages and the parent termination fee in a combined amount in excess of the Damage Cap or (3) both (a) payment of any monetary damages and/or the parent termination fee and (b) a grant of specific performance of the Merger Agreement or any other equitable remedy against Parent or Merger Sub that results in the closing of the merger.
Limitation on Remedies
In the event of the termination of the Merger Agreement and the abandonment of the merger in accordance with the provisions described in Section 11 — “The Merger Agreement — Termination,” the Merger Agreement will become void and of no effect with no liability to any person on the part of the

Company, Parent, Merger Sub or any of their respective affiliates, directors, officers, employees or stockholders, except that no such termination will relieve (1) the Company of any liability to pay the company termination fee or Parent of any liability to pay the parent termination fee, in each case to the extent required pursuant to the Merger Agreement, or (2) the Company, Parent or Merger Sub of any liability for any willful and material breach of the Merger Agreement prior to such termination, subject to the other limitations set forth in the Merger Agreement. In addition, certain sections of the Merger Agreement, including among others sections relating to termination, termination fees and expenses and confidentiality, will survive termination.
As noted above, in no event will the Company be required to pay the company termination fee on more than one occasion (whether or not the company termination fee may be payable under more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events) or be subject to monetary damages for a willful and material breach by the Company of its obligations under the Merger Agreement in an amount in excess of the Damage Cap in the aggregate (including any payment of the company termination fee). In addition, in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of the Damage Cap, (2) payment of both monetary damages and the company termination fee in a combined amount in excess of the Damage Cap or (3) both (a) payment of any monetary damages and/or the company termination fee and (b) a grant of specific performance of the Merger Agreement or any other equitable remedy against the Company that results in the closing of the merger.
As noted above, in no event will Parent be obligated to pay the parent termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Parent or Merger Sub of their obligations under the Merger Agreement in an amount in excess of the Damage Cap. In addition, in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of the Merger Agreement or in amounts in excess of the Damage Cap, (2) payment of both monetary damages and the parent termination fee in a combined amount in excess of the Damage Cap or (3) both (a) payment of any monetary damages and/or the parent termination fee and (b) a grant of specific performance of the Merger Agreement or any other equitable remedy against Parent or Merger Sub that results in the closing of the merger.
Expenses
Except as otherwise provided in the Merger Agreement or the limited guarantee, whether or not the merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by the Merger Agreement will be borne by Parent.
Amendment and Modification
Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended, modified or waived if the amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective, except that the provisions of the Merger Agreement to which the lenders under the debt commitment letter and their respective representatives are third party beneficiaries may not be amended in any way adverse to such lenders or their representatives without the prior written consent of such lenders.
Governing Law
The Merger Agreement is governed by Delaware law.
Jurisdiction; Specific Enforcement
Under the Merger Agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement exclusively in the Court of Chancery of the State of Delaware or, if that court lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not be permitted to bring or support any action or claim against the lenders party to the debt commitment letter or their representatives arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York.
Each of the parties has agreed that if for any reason any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, irreparable damage would occur for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Notwithstanding the foregoing, (i) the Company will be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the Merger Agreement and the equity commitment letter to complete the merger only if (x) with respect to the consummation of the Offer, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, provided that those other conditions would be satisfied if the Offer Acceptance Time were on such date) and (y) with respect to funding the Merger and to consummate the Merger, the conditions set forth in Section 6.1 of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), Parent and Merger Sub fail to complete the applicable Transactions by the date they are required to do so pursuant to the Merger Agreement, the Debt Financing has been funded or will be funded at the closing if Parent’s equity financing is funded at the closing, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and Debt Financing are funded and specific performance is granted; and (ii) the Company will be entitled to specific performance requiring Parent and Merger Sub to enforce the terms of the debt commitment letter and the obligations of the lenders to fund the Debt Financing only if (x) with respect to the consummation of the Offer, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Offer Acceptance Time, provided that those other conditions would be satisfied if the Offer Acceptance Time were on such date) and (y) with respect to funding the Merger and to consummate the Merger, the conditions set forth in Section 6.1 of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), Parent and Merger Sub fail to complete the applicable Transactions by the date they are required to do so pursuant to the Merger Agreement, all of the conditions (other than those conditions that by their nature are to be satisfied at the closing of the merger under the debt commitment letter, provided that those conditions would be satisfied if the closing were on such date) to the consummation of the Debt Financing provided for in the debt commitment letter have been satisfied, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and Debt Financing are funded and specific performance is granted. Pursuant to the Merger Agreement, each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy.
Equity Commitment Letter and Limited Guaranty
The descriptions of the Equity Commitment Letter and the Limited Guaranty included in Section 9 — “Source and Amount of Funds — Equity Financing” and Section 9 — “Limited Guaranty” are incorporated into this Section 11 by reference.
Rollover Agreement
The description of the Rollover Agreement included in Section 12 — “Purpose of the Offer; Plans for At Home” is incorporated into this Section 11 by reference.
Confidentiality Agreement
On February 16, 2021, Hellman & Friedman Advisors LLC and the Company entered into a confidentiality agreement (the “Confidentiality Agreement”), in connection with H&F’s evaluation of the potential acquisition of At Home. Under the Confidentiality Agreement, H&F agreed, subject to certain exceptions, to keep confidential any non-public information concerning At Home and agreed to certain non-solicitation provisions relating to At Home’s employees for a period of 18 months from the date of the Confidentiality Agreement. This summary of the Confidentiality Agreement is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.
12.   Purpose of the Offer; Plans for At Home.
Purpose of the Offer.   The purpose of the Offer is to acquire control of, and the entire equity interest in, At Home. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable after the Closing.
If you sell your Shares in the Offer, you will cease to have any equity interest in At Home or any right to participate in its earnings and future growth. If the Merger is consummated but you do not tender your Shares, you will no longer have an equity interest in At Home, and instead will only have the right to receive the Offer Price or, to the extent you are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which you are entitled in accordance with Section 262 of the DGCL. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of At Home.
Merger Without a Vote of the At Home Stockholders.   If the Offer is consummated, we do not anticipate seeking the approval of At Home’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase or exchange pursuant to such offer and received by the depositary prior to the expiration of such offer, together with stock otherwise owned by the acquirer and its affiliates and any rollover stock, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of At Home in accordance with Section 251(h) of the DGCL.
Appraisal Rights.   Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of At Home will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, as set forth below.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders should recognize that the value determined in a judicial process could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.
When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment shall be made to such holders of Shares represented by certificates upon surrender by those stockholders of the certificates representing their Shares to At Home and, in the case of holders of uncertificated Shares, forthwith. Unless such court, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve Board (as defined below) discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the court, and (2) interest theretofore accrued, unless paid at that time. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL for their Shares, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which is the date on which Purchaser irrevocably accepts for purchase the Shares tendered pursuant to the Offer, and twenty days after the date of mailing of the Schedule 14D-9, deliver to At Home a written demand for appraisal of Shares held, which demand must reasonably inform At Home of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer;

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

In the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price for the Shares. Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex A to the Schedule 14D-9. This discussion does not constitute the notice of appraisal rights required by Section 262 of the DGCL.
Going Private Transaction.   The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and At Home believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning At Home and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.
Plans for At Home.   If the Offer and Merger are consummated, at the Effective Time, subject to the terms of the Merger Agreement, the Surviving Corporation’s certificate of incorporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety to be identical to the certificate of incorporation of Purchaser and At Home’s bylaws as in effect as of the Effective Time will be the bylaws of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their successors have been elected or appointed or until their earlier death, resignation or removal. At Home’s officers immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until their successors have been elected or appointed or until their earlier death, resignation or removal.
Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of At Home will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of At Home and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of At Home during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of At Home’s business, operations, capitalization and management with a view to optimizing development of At Home’s potential. Possible changes could include changes in At Home’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, Purchaser and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.
As of the date of this Offer to Purchase, Mr. Bird, the Company’s Chief Executive Officer, has entered into the Term Sheet with Parent. The Term Sheet provides that Mr. Bird’s post-closing employment agreement (the “Post-Closing Employment Agreement”) will provide for an annual base salary of $1,100,000 and an annual target bonus of 125% of Mr. Bird’s annual base salary, which is the same annual base salary and annual target bonus opportunity as in effect as of the date of this Offer to Purchase. The Post-Closing Employment Agreement will also provide that in the event of a termination of Mr. Bird’s employment by Parent and its subsidiaries without “cause” (other than due to Mr. Bird’s death or disability) or by Mr. Bird for “good reason” (each as defined in the Post-Closing Employment Agreement), in each case, other than in connection with a change in control of the Company following the closing of the Merger, subject to execution of a release of claims and continued compliance in all material respects with restrictive covenants, Mr. Bird will be entitled to (i) a cash severance payment equal to 1.5 times the sum of (A) his annual base salary and (B) target annual bonus, payable over 18 months; (ii) if such termination occurs after the 90th day of the fiscal year, a pro-rata bonus payment for such year, based on actual performance; and (iii) Company payment of full COBRA premiums for up to 18 months. In addition, if such qualifying termination occurs within 6 months before a change in control or within 1 year following a change in control (in each case, excluding the Merger), then Mr. Bird will be entitled to the severance payments described in the immediately foregoing sentence, except that (x) the cash severance payment will instead be equal to 2.0 times the sum of (A) annual base salary and (B) target annual bonus, and (y) the portion thereof equal to 0.5 times the sum of (A) annual base salary and (B) target annual bonus will be paid in a lump sum. The Term Sheet provides that the Post-Closing Employment Agreement will include (a) non-compete, employee non-solicitation and no-hire, and non-interference covenants that are applicable during Mr. Bird’s employment and for 18 months thereafter, (b) a mutual non-disparagement obligation applicable during Mr. Bird’s employment and for five years thereafter, and (c) confidentiality and intellectual property assignment obligations.
The Term Sheet also sets forth the material terms of the equity compensation program to be established for Mr. Bird and other applicable participants to be determined in connection with the closing of the Merger. Such program is anticipated to be in the form of stock options, with 10% of the fully-diluted common shares of Parent as of immediately following the closing of the Merger being reserved for issuance thereunder (such reserve, the “Option Reserve”). In connection with the closing of the Merger, Mr. Bird will receive a grant of options representing 40% of the Option Reserve (the “Closing Option Grant”).
The Closing Option Grant granted to Mr. Bird and the options granted to other applicable participants in connection with the closing of the Merger will consist (i) 40% of time-vesting options, which will vest 20% per year, with (a) for applicable participants (including Mr. Bird), pro rata vesting for the year of employment if the optionee’s employment is terminated without cause, for good reason, or due to death or disability and (b) full acceleration of vesting upon a change in control, and (ii) 60% of performance-vesting options, which will generally vest upon achievement of specific multiples of invested capital. Vesting of the option grants is generally subject to the optionee’s continued employment with Parent or its subsidiaries through the applicable vesting date; however, upon certain qualifying terminations of employment, vesting may be accelerated or options may remain outstanding and eligible to vest for a specified period following such termination of employment, as applicable. Individuals receiving option grants will be required to execute a restrictive covenant agreement (unless such grantee is subject to an employment agreement entered into following the Merger, in which case the restrictive covenants contained therein will instead apply).
The Term Sheet also provides that, in the event that Parent’s board of directors (or applicable committee thereof) desires to grant options in excess of the Option Reserve, Mr. Bird would cap the value of up to a certain number of options in Mr. Bird’s Closing Option Grant, based on the then-current fair market value of a Parent share, and the corresponding number of options would be available to be granted to other applicable participants, with an exercise price per share equal to such then-current fair market value of a Parent share.
The Term Sheet additionally provides that, with respect to Mr. Bird’s Long-Vesting Company Stock Options and Long-Vesting Company PSU Awards, Mr. Bird may elect for such awards to be converted into stock option and restricted stock unit awards, respectively, of Parent instead of being converted into RCAs (as further described in Section 11 — “The Merger Agreement; Other Agreements.”).
As of the date of this Offer to Purchase, certain other members of At Home’s current management have engaged in preliminary discussions with H&F regarding employment and equity compensation arrangements with Parent and its subsidiaries following the closing of the Merger, but such members of management, have not, as of the date of this Offer to Purchase, entered into any agreement, arrangement or understanding with Parent, Purchaser, or their affiliates regarding such matters.
For more detail on communications between representatives of At Home and representatives of H&F relating to H&F’s expectations regarding the continued operation of At Home by senior management and potential equity arrangements between senior management and Parent and At Home’s equity program for employees (including members of At Home’s senior management) see Section 10 — “Background of the Offer; Past Contacts or Negotiations with At Home.”
Further discussions between H&F, Parent and members of At Home’s senior management with respect to such matters, including post-closing employment of senior management and the structure and mechanics of potential equity plans and liquidity opportunities for employees, including senior management, and agreements, arrangements or understandings with respect to such matters may be reached prior to or following the closing of the Offer and the Merger. In addition, prior to the closing, H&F and Parent and its affiliates may initiate discussions and enter into similar agreements with other executives of At Home with respect to the reinvestment of a portion of the amounts to be received by such executives as consideration in connection with the closing of the Offer and the Merger.
Following discussions between H&F and Mr. Bird, Mr. Bird entered into a rollover agreement with the Parent (the “Rollover Agreement”) that was executed concurrently with the Original Merger Agreement. Pursuant to the Rollover Agreement, Mr. Bird agreed to contribute a number of Shares and/or invest an amount in cash received pursuant to the Merger Agreement having an aggregate value equal to $10,000,000, in exchange for a number of shares (which may be voting or non-voting) of Parent having an aggregate value equal to the value of such rolled Shares or cash.
Pursuant to the Merger Agreement, prior to the Offer Acceptance Time, At Home is required to take all steps as may be required to cause each agreement entered into by the Company on or after May 6, 2021 with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
In the normal course of its business of investing, H&F may pursue acquisitions of other companies in At Home’s industry and look to combine those companies with At Home. Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving At Home or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of At Home or any of its subsidiaries, (iii) any change in the management of At Home, (iv) any material change in At Home’s capitalization or dividend policy, (v) any other material change in At Home’s corporate structure or business, (vi) a class of securities of At Home being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of At Home being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
13.   Certain Effects of the Offer.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Parent and Purchaser intend to consummate the Merger as promptly as practicable following the Offer Acceptance Time.
NYSE Listing.   The Shares are listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to and will cause At Home to delist the Shares from the NYSE.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by At Home upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of the Shares.
Parent intends to seek to cause At Home to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by At Home to its stockholders and to the SEC and would ultimately make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to At Home. Furthermore, the ability of “affiliates” of At Home and persons holding “restricted securities” of At Home to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
14.   Dividends and Distributions.
As discussed in Section 11 — “The Merger Agreement; Other Agreements,” the Merger Agreement prohibits the declaration or payment of any dividend or other distribution with respect to At Home capital stock or equity interests without Parent’s prior consent.
15.   Certain Conditions of the Offer.
Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares that are validly tendered in the Offer and not validly withdrawn prior to the Expiration Date unless, immediately prior to the applicable Expiration Date:
(a)
the number of Shares validly tendered and, received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares beneficially owned by Parent or any wholly-owned Subsidiary of Parent, equals at least one Share more than a majority of all issued and outstanding Shares as of the Expiration Date, but excluding any Shares held in treasury by At Home as of the expiration of the Offer or any other Shares acquired by At Home prior to the expiration of the Offer (including any such Shares acquired in connection with tax withholding or payment of the exercise price for the exercise of At Home options);

(b)
no governmental body of competent jurisdiction shall have enacted, entered, promulgated or enforced any laws or issued any order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

(c)
with respect to the representations and warranties of At Home set forth in the Merger Agreement:

(1)
except as set forth in clauses (c)(2) and (c)(3) below, each of the representations and warranties of the Company set forth in Article III of the Merger Agreement shall be true and correct (interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”) as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect;

(2)
each of the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b), Section 3.3(d) and Section 3.7(b) of the Merger Agreement shall be true and correct as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except, in the case of (x) Section 3.3(a) and Section 3.3(b), for inaccuracies that are de minimis and (y) Section 3.3(d), for inaccuracies as would not result in an increase of the aggregate cash amounts payable with respect to the Company Equity Awards other than any such increases that are de minimis relative to the aggregate Merger Consideration payable pursuant to the Merger Agreement or the amounts payable pursuant to Section 2.8 of the Merger Agreement; and
(3)
each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.19 and Section 3.20 of the Merger Agreement shall be true and correct in all material respects as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date).

(d)
At Home shall have performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the applicable date;

(e)
Parent and Purchaser will have received a certificate of At Home, validly executed for and on behalf of At Home and in its name by a duly authorized executive officer thereof, to the effect that the foregoing conditions in clauses (c) and (d) have been satisfied;

(e)
no Company Material Adverse Effect (as described in Section 11 — “The Merger Agreement; Other Agreements — Representations and Warranties”) will have occurred after the signing of the Original Merger Agreement that is continuing;

(f)
no court of competent jurisdiction or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger;

(g)
any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

(h)
the marketing period shall have ended; and

(i)
the Merger Agreement shall not have been terminated in accordance with its terms.

Purchaser expressly reserves the right (but is not obligated) to at any time, and from time to time, in its sole discretion waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of At Home, Purchaser may not: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the number of Shares to be purchased in the Offer; (iv) amend or modify any conditions of the Offer in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the existing conditions to the Offer; (v) amend or waive the Minimum Condition; (vi) amend or modify any of the terms of the Offer in a manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions; or (vii) extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser (including the Expiration Date) in a manner other than pursuant to and in accordance with Merger Agreement.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Parent and Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
16.   Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by At Home with the SEC and other publicly available information concerning At Home, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to

At Home’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to At Home’s business, or certain parts of At Home’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Certain Conditions of the Offer.”
Certain Litigation.   Beginning on June 2, 2021, five lawsuits challenging the Merger have been filed by purported stockholders of At Home. Four lawsuits have been filed in the United States District Court for the Southern District of New York against At Home and its directors, respectively captioned: Ryan O’Dell v. At Home Group Inc., et al., Case No. 1:21-cv-04882; Lorraine Figueroa v. At Home Group Inc., et al., Case No. 1:21-cv-05095; Matthew Hopkins v. At Home Group Inc., et al., Case No. 1:21-cv-05176; and Pam Milunovich v. At Home Group Inc., et al., Case No. 1:21-cv-05235. Another purported stockholder of At Home filed a lawsuit in the United States District Court for the Eastern District of New York against At Home and its directors, captioned Lukas Corbo v. At Home Group Inc., et al., Case No. 1:21-cv-03307. The complaints in each of these actions allege that the Schedule 14A preliminary proxy statement At Home filed on June 2, 2021 omits material information or contains misleading disclosures regarding the Merger and that, as a result, all of the defendants violated Section 14(a) of the Exchange Act and At Home’s directors also violated Section 20(a) of the Exchange Act. The complaints generally seek injunctive relief preventing the consummation of the Merger, rescission or rescissory damages in the event the Merger has already been consummated, unspecified damages, and an award of attorneys’ and experts’ fees, among other remedies. The defendants believe the claims asserted in each of the complaints are without merit.
State Takeover Statutes.   A number of states (including Delaware, where At Home is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, At Home is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The At Home Board approved for purposes of Section 203 the Merger Agreement and the consummation of the transactions contemplated thereby.
Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any such state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and At Home, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Certain Conditions of the Offer.”
United States Antitrust Compliance.   Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to Purchaser’s acquisition of the Shares in the Offer and the Merger.
Hellman & Friedman Capital Partners IX, L.P. and At Home each filed a Pre-merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on May 13, 2021, and the required waiting period with respect to the Offer and the Merger expired at 11:59 p.m., New York City time, on June 14, 2021.
At any time before or after Parent’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of At Home or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.
17.   Fees and Expenses.
Parent and Purchaser have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.   Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such state and to extend the Offer to holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, At Home or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning At Home.”

SCHEDULE I
Directors and Executive Officers of Parent and Purchaser and Certain Related Parties
The following schedule describes the relationships between Purchaser, Parent, H&F and certain of their affiliates, and sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of the entities described below. Unless otherwise indicated, the current business address of each entity and person is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, CA 94105 and the phone number of each entity and person is (415) 788-5111.
The following entities were formed in connection with the proposed acquisition of At Home by affiliates of H&F:
Entity	State of Formation	Controlled By	Management
Ambience Merger Sub, Inc. (“Purchaser”)	Delaware	Ambience Intermediate, Inc., as sole stockholder	Board of Directors
Ambience Intermediate, Inc.	Delaware	Ambience Parent, Inc., as sole stockholder	Board of Directors
Ambience Parent, Inc. (“Parent”)	Delaware	H&F Ambience Holdings, L.P. and H&F Ambience Holdings X, L.P., as stockholders	Board of Directors
H&F Ambience Holdings, L.P.	Cayman Islands	H&F Ambience Holdings GP, LLC, as general partner	General Partner
H&F Ambience Holdings GP, LLC	Cayman Islands	HFCP IX (Parallel — A), L.P., as sole Member	Member Managed
H&F Ambience Holdings X, L.P.	Cayman Islands	H&F Ambience Holdings X GP, LLC, as general partner	General Partner
H&F Ambience Holdings X GP, LLC	Cayman Islands	HFCP X (Parallel — A), L.P., as sole Member	Member Managed
The executive officers of each of the foregoing entities (other than Member Managed and General Partner managed entities, which do not have executive officers) are as follows:
•
Erik Ragatz (President)

•
Brian Doyle (Vice President)

•
Judd Sher (Vice President and Treasurer)

•
Arrie Park (Vice President and Secretary)

The board of directors of each of the foregoing entities consists of Mr. Ragatz (other than Member Managed or General Partner managed entities, which have no board of directors or board of managers). Certain information regarding Mr. Ragatz is set forth below.
Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Erik Ragatz	USA	Erik Ragatz is a partner at H&F. Mr. Ragatz joined H&F in 2001 and has served as a partner since 2008.
HFCP X (Parallel — A), L.P. is controlled by its general partner, Hellman & Friedman Investors X, L.P., a Cayman Islands exempted limited partnership. Hellman & Friedman Investors X, L.P. is controlled by its general partner, H&F Corporate Investors X, Ltd., a Cayman Island exempted company. HFCP IX (Parallel — A), L.P. is controlled by its general partner, Hellman & Friedman Investors IX, L.P., a Cayman Islands exempted limited partnership. Hellman & Friedman Investors IX, L.P. is controlled by its general partner, H&F Corporate Investors IX, Ltd., a Cayman Islands exempted company. The address for each of foregoing entities is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, and the phone number of each of these entities is (345) 914-6317. Certain information regarding the partners of Hellman & Friedman LLC is set forth below.
Name	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the past Five Years
Erik Ragatz	USA	See Mr. Ragatz’s biography, above.
Brian Doyle	USA	Brian Doyle is a partner at H&F. Mr. Doyle joined H&F in 2007 and has served as a partner since 2012.
Judd Sher	USA	Judd Sher is a partner and the Chief Financial Officer at H&F. Mr. Sher joined H&F in 2012 and has served as a partner since 2013.
Arrie Park	USA	Arrie Park is a partner and the Chief Legal Officer at H&F. Mrs. Park joined H&F in 2004 and has served as a partner since 2011.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of At Home or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:
If delivering by mail:	If delivering by express mail, courier, or other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 687-1873
Banks and Brokers Call Collect: (212) 750-5833